Exhibit 99(B)(3)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 24, 2003, is entered into by and among: (1) VB MERGER CORPORATION, a Delaware corporation (“VB”); (2) each of the financial institutions from time to time listed in Schedule I hereto, as amended, restated, supplemented or otherwise modified from time to time (collectively, the “Lenders”); (3) MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as syndication agent (in such capacity, the “Syndication Agent”) and (4) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), L/C Issuer and Swing Line Lender.

RECITALS

WHEREAS, VB and Varsity Brands, Inc., a Delaware corporation (“Varsity”) have entered into a Merger Agreement (as defined herein) pursuant to which VB and Varsity shall merge (the “Merger”), and Varsity shall be the surviving corporation and a wholly owned subsidiary of VBR Holding Corporation, a Delaware corporation (“Parent”);

WHEREAS, at the effective time of the Merger, each outstanding share of Varsity’s common stock, other than shares to be cancelled and Dissenting Shares (as defined herein), will be converted into the right to receive an amount in cash equal to $6.57 (collectively, the “Merger Consideration”);

WHEREAS, the Borrower is obligated to, among other things, pay the Merger Consideration and repay Varsity’s outstanding debt, and the Borrower is requesting that the Lenders provide certain credit facilities to the Borrower for the purpose of financing the Merger Consideration, repaying Varsity’s outstanding debt and providing for other purposes more specifically set forth herein; and

WHEREAS, the Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I.                                INTERPRETATION.

1.01.                        Definitions.  Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Administrative Agent” shall have the meaning given to that term in clause (4) of the introductory paragraph hereof.

“Affiliate” shall mean, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries for purposes of this Agreement.  For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans and Base Rate Portions, its Domestic Lending Office, and (b) in the case of its LIBOR Loans and LIBOR Portions, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, subject to Section 2.08(c), (i) for each fiscal quarter, with respect to each Revolving Loan and the Term Loan A Loan, the per annum margin which is determined pursuant to the Pricing Grid and added to the Base Rate or LIBOR Rate, as the case may be, for such Loan and (ii) with respect to the Term Loan B Loan, (a) in the case of any LIBOR Portions, 450 basis points and (b) in the case of any Base Rate Portions, 325 basis points.

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Assumption Agreement” means that certain Assumption Agreement, dated as of the Closing Date, by and between VB and Varsity.

“Availability” shall mean, at any time, the Total Revolving Loan Commitment then in effect minus the sum of (I) the Effective Amount of all outstanding Revolving Loans made by all the Revolving Lenders at such time and (II) the Effective Amount of all L/C Obligations and Swing Line Loans at such time outstanding.

“Average Total Funded Debt” shall mean, with respect to any Person, on the last day of any fiscal quarter, the sum of (i) in the case of the Borrower, the average amount of Revolving Loans outstanding on the last day of each month during the twelve month period ending on such date and (ii) all other Total Funded Debt of such Person (to the extent not already calculated in clause (i) hereof) outstanding on such day; provided that any calculation of “Average Total Funded Debt” shall utilize the face principal amount of the Mezzanine Debt without giving effect to any original issue discount.

“Base Rate” shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%).

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(c).

“Base Rate Portion” shall mean, at any time, a Portion of either Term Loan which then bears interest at a rate specified in clause (i) of Section 2.02(c).

“Borrower” shall mean, prior to the consummation of the Merger, VB, and from and after the consummation of the Merger, Varsity, as the surviving entity resulting from the Merger.

“Borrowing” shall mean a Revolving Loan Borrowing, a Term Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California and (b) if such Business Day is related to a LIBOR Loan or a LIBOR Portion, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.12(d).

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person that is required by GAAP to be classified and accounted for as a non-current asset on such Person’s balance sheet, and the amount of such asset shall be determined in accordance with GAAP.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements, but excluding repairs in the ordinary course) computed in accordance with GAAP.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have a corresponding meaning.

“Cash Equivalents” shall mean:

(a)                                  Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)                                 Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c)                                  Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(d)                                 Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations; and

(e)                                  shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition.

“Change of Control” shall mean:

(a)                                  prior to a Qualified Public Offering, either (i) the failure by Leonard Green & Partners, L.P. or any of its controlled Affiliates to own, directly or indirectly, at least a majority of the outstanding Voting Stock of the Parent or (ii) any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 (the “Exchange Act”)) has the ability by contract or otherwise to control directly or indirectly the Borrower or the Parent;

(b)                                 from and after a Qualified Public Offering, either (i) the failure by Leonard Green & Partners, L.P. or any of its controlled Affiliates to own, directly or indirectly, at least 25% of the outstanding Voting Stock of the Parent or (ii) any “person” or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), shall become, or obtain rights to become, the “beneficial owner” (as defined in the Exchange Act) directly or indirectly, of a greater percentage of the Voting Stock of the Parent than the percentage of Voting Stock of the Parent beneficially owned by Leonard Green & Partners L.P. or any of its controlled Affiliates; or

(c)                                  the Parent shall fail to own directly or indirectly 100% of the common stock of the Borrower.

“Change of Law” shall have the meaning given to that term in Section 2.12(b).

“Class” shall have the meaning given to that term in Section 1.10(e).

“Cleandown Amount” shall mean, for each Cleandown Period, the amount set forth opposite such Cleandown Period below:

Cleandown Period	Cleandown Amount
November 2003 through February 2004	$4,000,000
November 2004 through February 2005	$3,500,000
November 2005 through February 2006	$3,000,000
November 2006 through February 2007	$2,500,000
November 2007 through February 2008	$2,000,000

“Cleandown Period” shall mean the period beginning on November 1 of each year and ending on the final day of February of the subsequent year.

“Closing Date” shall mean the date, not later than November 15, 2003, designated by the Borrower in the initial Notice of Borrowing as the date for the initial Borrowing.

“Collateral” shall mean all real and personal property of the Borrower and the Guarantors in which the Administrative Agent or any Lender has a Lien to secure the Obligations.

“Collateral Certificate” shall mean a Collateral Certificate in form satisfactory to the Administrative Agent.

“Commercial Letter of Credit” means any documentary letter of credit issued by the L/C Issuer either under this Agreement or as originally issued, in either case as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Commitment Fee Percentage” shall mean, with respect to the Revolving Loan Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Revolving Loan Commitments.  The Commitment Fee Percentage shall be 0.50% per annum for each fiscal quarter.

“Commitment Fees” shall have the meaning given to that term in Section 2.06(b).

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).

“Conditions to Merger” shall mean, in the aggregate, each of the following conditions:

(i)                                     There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the Merger in the manner contemplated by the Merger Documents, or (b) any pending or threatened action, suit, investigation or proceeding which, in the Administrative Agent’s reasonable judgment, is expected to materially and adversely affect the Borrower and its Subsidiaries, taken as a whole, or the ability of VB or Varsity to consummate the Merger in the manner contemplated by the Merger Documents, or the ability of the Borrower and its Subsidiaries to perform their respective material obligations under the Credit Documents or the ability of Administrative Agent or Lenders to exercise their rights thereunder, which has previously been disclosed to the Administrative Agent and the Lenders (it being expressly understood and agreed that the mere filing of litigation or mere existence of litigation by or on behalf of Varsity stockholders or any other Person that challenges or otherwise seeks damages with respect to the transactions contemplated by the Merger Agreement shall not in and of itself be deemed to have such an effect);

(ii)                                  The conditions to the closing of the Merger, as set forth in Article IX of the Merger Agreement, shall have been satisfied or waived, which waiver shall have been approved by the Administrative Agent in its reasonable judgment, and no event or circumstance known to the Borrower or Varsity exists that would prevent or reduce the likelihood of the consummation of the Merger on the Closing Date, all as evidenced by a certificate executed by a Responsible Officer of each of the Borrower and Varsity;

(iii)                               Any amendments to the Merger Agreement (other than immaterial amendments) entered into after the date such Merger Agreement was originally executed shall have been consented to by the Administrative Agent in its reasonable judgment, and there shall not exist on the Closing Date any contemplated amendments (other than immaterial amendments) which have not been consented to by the Administrative Agent;

(iv)                              The holders of not more than 15% of the aggregate number of shares of Varsity’s common stock outstanding as of the record date of the stockholders meeting to approve the Merger shall have demanded, or are expected to demand, purchase of their shares in accordance with the provisions of section 262 of the Delaware General Corporation Law (“Dissenting Shares”);

(v)                                 (A) The Borrower shall have purchased or called for redemption all of Varsity’s outstanding 10.5% senior notes due 2007 (the “Senior Notes”) on terms and conditions satisfactory to the Administrative Agent and the Required Lenders, (B) an amendment to the indenture relating to the Senior Notes in form and substance reasonably satisfactory to the Administrative Agent shall have been approved by the requisite percentage of holders of the Senior Notes and (C) with respect to any Senior Notes called for redemption, the Borrower shall have delivered to the trustee of the applicable indenture cash in an amount equal to the redemption price of such notes plus any applicable premiums, interest and fees;

(vi)                              (A) The holder of Varsity’s 4.10% convertible subordinated note (the “Convertible Note”) shall have irrevocably agreed, pursuant to previous agreement or otherwise, to automatically convert all outstanding principal of and interest on the Convertible Note into shares of Varsity’s common stock at a conversion price not in excess of $4.42 per share immediately prior to the effective time of the Merger or (B) the Borrower shall have repaid in full all outstanding principal of and interest on the Convertible Note;

(vii)                           The Borrower shall have received not less than $47,600,000, of which not less than $46,000,000 shall have been paid in cash, from Parent and executive officers of Varsity as consideration for the issuance of the Borrower’s capital stock to such Persons;

(viii)                        The Borrower shall have received or, concurrently with the initial Credit Event shall receive, the cash proceeds of the Mezzanine Debt;

(ix)                                The Parent has no Indebtedness other than Indebtedness which, to the satisfaction of the Administrative Agent, is contractually subordinate (including in the event of a consolidation of the Parent and the Borrower in a bankruptcy or otherwise) to the Obligations;

(x)                                   The capital and ownership structure (including the certificate of incorporation and bylaws), shareholders agreements and management of the Borrower, after giving effect to the Merger, shall not be materially changed from the capital and ownership structure presented to the Administrative Agent on August 25, 2003;

(xi)                                All governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary in connection with the Merger and the other transactions contemplated by the Merger Documents shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could, in the Administrative Agent’s reasonable judgment, be expected to restrain, prevent or impose any material adverse conditions on the Merger or such other transactions, and no law or regulation shall be applicable which in the reasonable judgment of Administrative Agent could have such effect;

(xii)                             The Administrative Agent shall have received written certification as to the financial condition and solvency of the Borrower and its subsidiaries (after giving effect to the Merger and the incurrence of indebtedness related thereto) from a Responsible Officer of Varsity; and

(xiii)                          The Administrative Agent shall have received each of the following:

(A)                              The certificate of incorporation of Varsity, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware;

(B)                                A certificate of the Secretary or an Assistant Secretary of Varsity, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws of Varsity as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors of Varsity and continuing in effect, which authorize the execution, delivery and performance by Varsity of the Merger Documents executed or to be executed by Varsity and the consummation of Merger contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of Varsity;

(C)                                A certificate of the Secretary or an Assistant Secretary of Varsity, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of Varsity authorized to execute, deliver and perform the Merger Agreement, the other Merger Documents and all other documents, instruments or agreements related thereto executed or to be executed by Varsity; and

(D)                               Certificates of good standing (or comparable certificates) for Varsity, certified as of a recent date prior to the Closing Date by the Secretaries of State (or comparable official) of each state in which Varsity is qualified to do business.

(xiv)                         Such Uniform Commercial Code financing statements and fixture filings (appropriately completed and executed) shall have been filed in such jurisdictions as the Administrative Agent may request to perfect the Liens that will, upon the consummation of the Merger, be granted to the Administrative Agent pursuant to this Agreement, the Security Documents and the other Credit Documents;

(xv)                            Such Uniform Commercial Code termination statements (appropriately completed and executed) shall have been filed in such jurisdictions as the Administrative Agent may request to terminate any financing statement evidencing Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents upon the consummation of the Merger, except for any such prior Liens which are expressly permitted by this Agreement to be prior;

(xvi)                         Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (xiv) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted upon the consummation of the Merger to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Agent has received a termination statement pursuant to subsection (xv) above;

(xvii)                      The stock certificates representing all of the outstanding Equity Securities of each domestic Subsidiary of Varsity (as well as 65% of the Voting Stock and 100% of the non-Voting Stock of each foreign Subsidiary, if any), in each case to be pledged to the Administrative Agent pursuant to the Security Agreement upon the consummation of the Merger, together with undated stock powers duly executed by Varsity in blank and attached thereto;

(xviii)                   A control agreement for each bank at which Varsity maintains a deposit account with a balance that currently exceeds or is at any time expected to exceed $25,000, each appropriately completed, duly executed by Varsity, and the Administrative Agent and acknowledged by the depositary bank to which addressed;

(xix)                           A control agreement for each securities account at which Varsity maintains a securities account with investment or other assets that currently exceed or are at any time expected to exceed $25,000, each appropriately completed, duly executed by Varsity, and the Administrative Agent and acknowledged by the securities intermediary to which addressed;

(xx)                              Appropriate documents for filing with the United States Patent and Trademark Office and all other filings necessary to perfect the security interests granted by Varsity to the Administrative Agent upon the consummation of the Merger by the Security Documents, all appropriately completed and duly executed by Varsity and, where appropriate, notarized;

(xxi)                           A Power of Attorney in the form of Attachment 4 to the Intellectual Property Security Agreement, dated the Closing Date and otherwise appropriately completed, duly executed by Varsity and notarized;

(xxii)                        Such landlord waivers as are requested by the Administrative Agent, each duly executed by the appropriate Person;

(xxiii)                     The Subsidiary Guaranty, duly executed by each domestic Subsidiary;

(xxiv)                    Such other documents, instruments and agreements as the Administrative Agent may reasonably request to establish and perfect the Liens granted by Varsity to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents upon the consummation of the Merger; and

(xxv) Such other evidence as the Administrative Agent may request to establish that the Liens granted by Varsity to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents upon the consummation of the Merger are perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

“Consolidated Non-Cash Current Assets” shall mean, with respect to any Person on any date, the total consolidated current assets (other than cash and Cash Equivalents and excluding deferred taxes) of such Person and its Subsidiaries on such date, determined in accordance with GAAP.

“Consolidated Adjusted Current Liabilities” shall mean, with respect to any Person on any date, all liabilities of such Person and its Subsidiaries on such date which should, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, but excluding the sum of (a) the current portion of long-term Total Funded Debt, (b) (without duplication of clause (a) above) the principal amount of the Obligations and (c) deferred taxes.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.  The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Credit Documents” shall mean and include this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty, the Varsity Guaranty, the Security Documents, each Letter of Credit Application and the Fee Letter.

“Credit Event” shall mean the making of any Loan (including a Swing Line Loan) or the making of an L/C Credit Extension.

“Date of Acceleration” shall mean the earlier of (i) the termination of the Revolving Loan Commitments and (ii) the declaration of all or a portion of the outstanding Revolving Loans, Term Loan A Loans or Term Loan B Loans to be immediately due and payable without presentment, demand, protest or any other notice of any kind (or automatic acceleration thereof, as the case may be).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws or Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Defaulting Lender” shall mean a Lender that has failed to fund its portion of any Borrowing that it is required to fund under this Agreement and has continued in such failure for three (3) Business Days after written notice from the Administrative Agent.

“Designated Asset Sale Proceeds” shall mean, for any fiscal year of the Borrower, the Net Proceeds payable to the Borrower or its Subsidiaries from the sale of assets (including the direct or indirect sale of any stock or other Equity Securities of any Subsidiary of the Borrower) or as a result of any loss, destruction, damage or other casualty of or to, or any condemnation, eminent domain or other similar proceedings, in respect of, any assets or properties of the Borrower or any of its Subsidiaries during such year, other than any sale permitted by Section 5.02(c)(i)-(iv); provided, however, that any amount of such Net Proceeds set aside as a reserve established in good faith by the Borrower for indemnity or other potential claims in connection with any such sale shall not be considered Designated Asset Sale Proceeds until any unused reserves are no longer maintained in connection with such sale.

“Disqualified Stock” shall mean any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the maturity date of the notes issues under the Securities Purchase Agreement.  Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders of the capital stock have the right to require the issuers thereof to repurchase such capital stock upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Stock if the terms of such capital stock provide that the issuers may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.02(f) hereof.

“Distributions” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Parent, the Borrower or any Subsidiary of the Borrower or of any warrants, options or other rights to acquire the same, but excluding dividends payable solely in shares of, or by accretion to the liquidation value or preference of, Qualified Stock of the Parent.

“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans and Base Rate Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans and Base Rate Portions will thereafter be made.

“EBITDA” shall mean, for any period, the sum of the following items of the Borrower and its Subsidiaries, determined on a consolidated basis: (a) Net Income after tax for such period, (b) Interest Expense for such period, (c) management fees paid to Leonard Green & Partners, L.P. or its Affiliates during such period, (d) depreciation and amortization for such period, (e) all other non-cash expenses (minus non-cash gains) for such period, (f) income tax expense for such period, (g) all extraordinary losses (minus any extraordinary gains), (h) expenses incurred in connection with the closing of this Agreement, the Merger and the transactions contemplated hereby and thereby, (i) management or employee retention payments under newly created compensation plans created after the Closing Date in an aggregate amount which does not exceed $1,000,000 in any fiscal year or $4,000,000 in the aggregate, (j) retention bonuses approved by the board of directors of the Borrower prior to the Closing Date other than the retention bonus described in clause (i) above in an amount which does not exceed $415,000 in the aggregate and (k) non-recurring costs set forth in Schedule II(1) (to the extent applicable to such period), in each instance to the extent deducted in the determination of Net Income after tax and in each case as determined in accordance with GAAP.

“Effective Amount” shall mean (i) with respect to Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Term Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” shall mean a Person that is (a) a commercial bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, or (c) a Person that is primarily engaged in the business of commercial banking or lending and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and reasonable consultants’ fees, that are incurred at any time as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by the Borrower or any of its Subsidiaries or migrating or threatening to migrate to or from any such real property, or arising from any investigation, proceeding or remediation of any location at which the Borrower, any of its Subsidiaries or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or arising in any manner whatsoever out of any violation of applicable Environmental Laws by the Borrower or any of its Subsidiaries.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and

(1)     Schedule II to include costs related to public company which no longer exist on going forward basis.

Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to environmental, health and safety matters, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is treated as a single employer with the Borrower under section 414(b) or (c) of the IRC.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans and LIBOR Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans and LIBOR Portions will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.03(b).

“Excess Cash Flow” shall mean, for any fiscal year, the sum (without duplication) of:

(i)                                     Net Income for such fiscal year (but determined by adding back thereto, but without duplication, any amounts deducted in the calculation of Net Income for such fiscal year that were paid, incurred or accrued in violation of any of the provisions of this Agreement), adjusted to exclude any gains or losses attributable to asset sales, issuance or sale of any Equity Securities or issuance of any Indebtedness; plus

(ii)                                  the sum of (i) depreciation, amortization and other non-cash charges and (ii) any non-cash losses, in each case deducted in determining such Net Income for such fiscal year; plus

(iii)                               the sum of the amount, if any, by which Working Capital decreased during such fiscal year (after elimination of the effect of reclassification of any account receivable or account payable from short term to long term or long term to short term when comparing such fiscal years); minus

(iv)                              the sum of (i) any non-cash gains included in determining such Net Income for such fiscal year plus (ii) the amount, if any, by which Working Capital increased during such fiscal year (after elimination of the effect of reclassification of any account receivable or account payable from short term to long term or long term to short term when comparing such fiscal years); minus

(v)                                 the sum of (i) Capital Expenditures permitted under Section 5.03(d) for such fiscal year (except to the extent attributable to the incurrence of Capital Leases and except to the extent made with Net Proceeds in respect of asset sales), plus (ii) cash consideration paid during such fiscal year to make acquisitions or other capital investments permitted under this Agreement (other than investments permitted by Section 5.02(e) hereof); minus

(vi)                              to the extent expensed in a prior fiscal year, the sum of the amount, if any, of retention payments made during such fiscal year and any other special retention payments paid to employees during such fiscal year; minus

(vii)                           the aggregate principal amount of Long-Term Indebtedness permitted under Section 5.02(a), repaid or prepaid by the Borrower or any Subsidiary of the Borrower during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, (ii) Term Loans prepaid pursuant to clauses (iii) through (vii) of Section 2.07(c) hereof, and (iii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness; minus

(viii)                        permitted Distributions during such fiscal year.

“Existing Credit Facility” shall mean that certain Second Amended and Restated Loan, Guaranty and Security Agreement, dated as of July 23, 2001, among the financial institutions named therein, as the lenders, Bank of America, N.A., as the agent, Riddell Sports Inc., as the Parent Guarantor, and Varsity Spirit Corporation, Varsity Spirit Fashions & Supplies, Inc., Varsity USA, Inc., Varsity/Intropa Tours, Inc., and International Logos, Inc., collectively, as the borrower.

“Existing Letters of Credit” shall mean each of the following letters of credit:

Beneficiary: Northwest Airlines
Applicant: Varsity Spirit Corporation
Amount $10,000
Expiration Date: June 7, 2004; and

Beneficiary: Continental Airlines
Applicant: Varsity Spirit Fashions and Supplies
Amount $20,000
Expiration Date: August 5, 2004.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the letter agreement dated as of April 17, 2003, between Leonard Green & Partners, L.P. and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and comparable budgeted figures for such period, all prepared in reasonable detail and in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, for any four consecutive fiscal quarter period, the ratio of (a) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such period minus the amount of Capital Expenditures made in cash by the Borrower and its Subsidiaries during such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following items, to the extent actually paid in cash during such period: (a) Interest Expense for such period (such amount to be annualized during the first three fiscal quarters of this Agreement), (b) scheduled payments of principal, to the extent paid during such period, other than payments of principal amounts of the Revolving Loans on the Revolving Loan Maturity Date; provided, however, that for the first four four-quarter periods following the Closing Date, the annualized amount of scheduled payments of principal shall be deemed to be $3,225,000) and (c) the portion of payments, other than optional payments, made under Capital Leases that should be treated as payment of principal in accordance with GAAP.

“Foreign Plan” shall mean any defined benefit plan as defined in section 3(35) of ERISA maintained by the Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied with the principles and practices used in the preparation of the Financial Statements referred to in the second sentence of Section 4.01(i).

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.

“Guaranties” shall mean, collectively, the Parent Guaranty, the Subsidiary Guaranty, the Varsity Guaranty and each other guaranty agreement executed by a domestic Subsidiary and delivered by the Borrower pursuant to Section 5.01(j).

“Guarantor” shall mean the Parent and each now-existing or hereafter acquired or created direct or indirect domestic Subsidiary of the Borrower.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, and polychlorinated biphenyls which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any applicable Environmental Law.

“Honor Date” shall have the meaning given to that term in Section 2.03(c)(i).

“ICC” shall have the meaning given to that term in Section 2.03(h).

“Indebtedness” of any Person shall mean, without duplication:

(a)                                  All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including the Mezzanine Debt and all obligations to repurchase receivables and other assets sold with recourse);

(b)                                 All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price);

(c)                                  All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)                                 All obligations of such Person as lessee under or with respect to Capital Leases;

(e)                                  All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

(f)                                    All net obligations of such Person, contingent or otherwise, under or with respect to Rate Contracts;

(g)                                 All obligations arising in connection with the issuance of any Letters of Credit;

(h)                                 All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (g) above; and

(i)                                     All obligations of other Persons of the types described in clauses (a) - (h) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property Security Agreement” shall mean that certain Security Agreement (Intellectual Property), dated as of the date hereof, between Varsity and certain of its Subsidiaries and the Administrative Agent.

“Interest Expense” shall mean, for any period, the excess of (a) the sum of (i) interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus (ii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, amounts attributable to amortization of financing costs and (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received with respect to Rate Contracts.

“Interest Period” shall mean, with respect to any LIBOR Loan or LIBOR Portion, the time periods selected by the Borrower pursuant to Section 2.01(b), Section 2.01(d), Section 2.02(b) or Section 2.02(d) which commences on the first day of such Loan or Portion or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(e) or Section 2.02(e) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (h) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than the Borrower or any Subsidiary of the Borrower) which arose in the ordinary course of such Person’s business, or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

“IRC” shall mean the Internal Revenue Code of 1986.

“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership or other entity (other than a Subsidiary) in which the Borrower or a Subsidiary of the Borrower and one or more other Persons who are not Subsidiaries of the Borrower and who are not the Parent have ownership interests.  “Joint Venture” shall include any direct or indirect Subsidiary of the Borrower which Subsidiary is not wholly owned, either directly or indirectly, by the Borrower.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of any L/C Borrowing in accordance with its Revolving Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean Wells Fargo (or Trade Bank, as agent for Wells Fargo) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender Rate Contract(s)” means one or more Rate Contracts in an amount not exceeding the Indebtedness evidenced by this Agreement between the Borrower and one or more of the Lenders, on terms acceptable to the Borrower and that Lender or Lenders.  Each Lender Rate Contract shall be a Credit Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.15(a).

“Lenders” shall have the meaning given to that term in clause (2) of the introductory paragraph hereof and includes the L/C Issuer and the Swing Line Lender (unless the context otherwise requires).

“Letter of Credit” shall mean any letter of credit issued hereunder.  A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is ten days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of the Total Revolving Loan Commitment and $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Leverage Ratio” shall mean, as of each date of determination, the ratio of (i) Average Total Funded Debt as of the last day of the fiscal quarter most recently completed to (ii) EBITDA for the four fiscal quarter period measured in clause (i) above.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(c).

“LIBOR Portion” shall mean, at any time, a Portion of either Term Loan which then bears interest at a rate specified in clause (ii) of Section 2.02(c).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans or any LIBOR Portion of either Term Loan, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum appearing on the Telerate Page 3750 (or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans or Portion in effect from time to time.  If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion, (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan or Portion to be made or funded by the Administrative Agent as part of such Borrowing.  The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans and LIBOR Portions then outstanding as of the effective date of any change in the Reserve Requirement.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan, Term Loan or a Swing Line Loan.

“Loan Account” shall have the meaning given to that term in Section 2.09(a).

“Loan Parties” shall mean, collectively, the Borrower and each of its Subsidiaries that is a Guarantor.

“Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.  For purposes of determining the Long-Term Indebtedness of the Borrower and its Subsidiaries, Indebtedness of the Parent, the Borrower or any Subsidiary owed to the Borrower or any Subsidiary shall be excluded.

“Management Agreement” shall mean the Management Services Agreement dated as of September 24, 2003, by and among the Parent, the Borrower, Varsity Spirit Corporation, Varsity Spirit Fashions & Supplies, Inc., Varsity/Intropa Tours, Inc., and Varsity USA, Inc.

“Management Stockholders Agreement” shall mean the Stockholders Agreement, dated as of September 24, 2003, by and among the Parent, Green Equity Investors IV, L.P., Jeffrey G. Webb, John M. Nichols, Gregory C. Webb, J. Kristyn Shepherd and any other employees of the Parent from time to time parties thereto.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, financial condition, operating performance or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents; (c) the rights and remedies of the Administrative Agent or any Lender under this Agreement or the other Credit Documents; (d) the validity, enforceability or priority of the Liens purported to be created by the Security Documents, or (e) the validity of any of the Credit Documents.

“Material Documents” shall mean, collectively, the articles of incorporation and bylaws of each Loan Party, the Management Agreement, the Management Stockholders Agreement, the Securities Purchase Agreement and the Stockholders Agreement.

“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Merger” shall have the meaning given to that term in the Recitals above.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of April 21, 2003, among VB, Varsity and Parent.

“Merger Documents” shall mean, collectively, the Merger Agreement and all other documents, instruments and agreements executed in connection therewith in order to effectuate the Merger, including the Assumption Agreement.

“Mezzanine Debt” shall mean not less than $45,000,000 of mezzanine debt issued pursuant to the Securities Purchase Agreement on terms acceptable to the Administrative Agent and the Lenders.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

“Negative Pledge” means a Contractual Obligation which contains a covenant binding on the Borrower, the Parent or any Subsidiary of the Borrower that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien, (b) any such covenant that does not apply to Liens securing the Obligations, (c) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or other contract or the assignment, encumbrance or hypothecation of such lease, license or other contract (but such encumbrance or restriction shall not affect the Liens created under the Security Documents to the extent permitted by such lease, license or contract, the UCC or other applicable Law), (d) any restriction related solely to the assets subject to a sale or other disposition permitted pursuant hereto imposed pursuant to an agreement entered into in connection with a sale or other disposition permitted pursuant hereto pending the closing of such sale or other disposition, (e) any restriction contained in the agreements governing any Indebtedness permitted pursuant to Section 5.02(a) so long as such restriction does not affect or restrict in any way the Liens created under the Security Documents or the ability of the Parent, the Borrower or any of the Borrower’s Subsidiaries to create any Liens in favor of the Administrative Agent or the Lenders in the future.

“Net Income” shall mean with respect to any fiscal period, the net income of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, consistently applied.

“Net Proceeds” shall mean:

(a)                                  With respect to any sale of any asset or property (other than the sale of inventory in the ordinary course of business) by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person and (ii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale; and

(b)                                 With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such sale or issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person.

(c)                                  With respect to any issuance of Equity Securities by any Person, the aggregate consideration received by such Person from such issuance less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person; provided, however, that for the purpose of this clause (c), an issuance of Equity Securities by the Parent, the Borrower or any Subsidiary of the Borrower shall not include any of the following:  (i) any cash contribution from (A) Leonard Green & Partners, L.P. or any of its Affiliates to the Parent, (B) the Parent to the Borrower or (C) any Subsidiary of the Borrower to any other Subsidiary of the Borrower or any issuance or sale of Equity Securities of any Subsidiary of the Borrower to the Borrower or any of the Borrower’s Subsidiaries; and (ii) any sale or issuance by the Parent or any Subsidiary of the Borrower to directors, officers or employees of the Parent, such Subsidiary of the Borrower or any other Subsidiary of the Borrower of Equity Securities in the form of warrants, options or similar rights to acquire any other Equity Securities of such Subsidiary, or any sale or issuance of Equity Securities upon the exercise of any such warrants, options or similar rights; provided, that in each case of paragraphs (a) through (c) above, such proceeds shall be net of the amount of all taxes paid (or reasonably estimated to be payable) by the Parent, the Borrower and its Subsidiaries, as determined reasonably and in good faith by the chief financial officer of the Borrower.

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.03(b)(iii).

“Note” shall mean a Revolving Loan Note, a Term Loan Note or a Swing Line Note.

“Notice of Borrowing” shall mean a Notice of Revolving Loan Borrowing, the Notice of Term Loan Borrowing or a Notice of Swing Line Borrowing.

“Notice of Conversion” shall mean a Notice of Revolving Loan Conversion or Notice of Term Loan Conversion.

“Notice of Interest Period Selection” shall mean a Notice of Revolving Loan Interest Period Selection or Notice of Term Loan Interest Period Selection.

“Notice of Revolving Loan Borrowing” shall have the meaning given to that term in Section 2.01(b).

“Notice of Revolving Loan Conversion” shall have the meaning given to that term in Section 2.01(d).

“Notice of Revolving Loan Interest Period Selection” shall have the meaning given to that term in Section 2.01(e).

“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit G.

“Notice of Term Loan Borrowing” shall have the meaning given to that term in Section 2.02(b).

“Notice of Term Loan Conversion” shall have the meaning given to that term in Section 2.02(d).

“Notice of Term Loan Interest Period Selection” shall have the meaning given to that term in Section 2.02(e).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower or any Guarantor to the Administrative Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower or any Guarantor), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower or any Guarantor hereunder and thereunder.

“Parent” shall have the meaning given to that term in the Recitals above.

“Parent Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, between the Parent and the Administrative Agent.

“Parent Pledge Agreement” shall mean that certain Parent Pledge Agreement, dated as of the date hereof, between the Parent and the Administrative Agent.

“Parent Security Agreement” shall mean that certain Parent Security Agreement, dated as of the date hereof, between the Parent and the Administrative Agent.

“Participant” shall have the meaning given to that term in Section 8.05(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any Employee Benefit Plan that is subject to Title IV of ERISA.

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Portion” shall mean a portion of the principal amount of either Term Loan.

Pricing Grid” shall mean:

Pricing Grid
(rates are expressed in basis points per annum)

Tier	Leverage Ratio of the Borrower and its Subsidiaries	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans (bps)
1	> 4.00x ¯	400.0	275.0
2	> 3.75x < 4.00x ¯	375.0	250.0
3	> 3.25x < 3.75x ¯	350.0	225.0
4	> 3.00x < 3.25x ¯	325.0	200.0
5	< 3.00x	275.0	150.0

Any increase or decrease in the Applicable Margin with respect to Revolving Loans or Term Loan A Loans resulting from a change in the Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is delivered pursuant to Section 5.01(a); provided, however, that if no Compliance Certificate is delivered during a fiscal quarter when due in accordance with such section, then Tier 1 shall apply as of the first day of such following fiscal quarter until the fifth Business Day following the date a Compliance Certificate is delivered pursuant to Section 5.01(a).  The Applicable Margin in effect with respect to any Revolving Loans and Term Loan A Loans from the Closing Date through the last day of the second fiscal quarter following the Closing Date (non-inclusive of the fiscal quarter in which the Closing Date occurs) shall be determined based upon Tier 1, regardless of the Leverage Ratio of the Borrower during such period.

“Prime Rate” shall mean the per annum rate at any time equal to the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proportionate Share” shall mean (i) with respect to each Revolving Lender, its Revolving Proportionate Share, (ii) with respect to each Term Loan A Lender, its Term Loan A Proportionate Share and (iii) with respect to each Term Loan B Lender, its Term Loan B Proportionate Share.

“Public Offering of Stock” means the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Parent’s common stock.

“Qualified Public Offering of Stock” means a Public Offering of Stock for the account of the Parent at a public offering price (before deduction of underwriters’ discounts and commissions) resulting in aggregate gross proceeds to the Parent of at least $20,000,000.

“Qualified Stock” shall mean common stock which is not Disqualified Stock.

“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Register” shall have the meaning given to that term in Section 8.05(d).

“Reportable Event” shall have the meaning given to that term in Section 4043 of ERISA and applicable regulations thereunder.

“Required Lenders” shall mean (a) prior to the Closing Date, Lenders whose Proportionate Shares then exceed fifty percent (50.0%) of the Total Commitment and (b) from and after the Closing Date (i) prior to the Date of Acceleration, Lenders whose Proportionate Shares then exceed fifty percent (50.0%) of the sum of the Revolving Loan Commitments at such time and the outstanding amount of Term Loan A Loans and Term Loan B Loans at such time and (ii) from and after the Date of Acceleration, Lenders whose Proportionate Shares then exceed fifty percent (50.0%) of the sum of all Loans and L/C Obligations outstanding at such time, except, in each case, at any time any Lender is a Defaulting Lender.  In each case, at any time any Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean non-Defaulting Lenders otherwise meeting the criteria set forth in this definition.

“Requirement of Law” applicable to any Person shall mean (a) the Articles or Certificate of Incorporation and By-laws, Partnership Agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan or LIBOR Portion, the aggregate of the maximum of the reserve requirement rates

(expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.  As used herein, the term “reserve requirement” shall include any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean the president, chief financial officer, treasurer or assistant treasurer of the Borrower or any other Person authorized by the board of directors of the Borrower to act on behalf of the Borrower in respect of the Credit Documents and notified in writing to the Administrative Agent.  Any document or certificate hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Lender” shall mean (a) on the Closing Date, the Lenders having Revolving Loan Commitments as specified on Part A of Schedule I hereto and (b) thereafter, the Lenders from time to time holding Revolving Loans, L/C Obligations and Swing Line Loans and Revolving Commitments after giving effect to any assignments permitted by Section 8.05 hereof.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).  When used in this Agreement, the term “Revolving Loan” shall not include Swing Line Loans.

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Revolving Lenders on the same date and of the same Type pursuant to a single Notice of Revolving Loan Borrowing.

“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Revolving Loan Maturity Date” shall mean September 24, 2008.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.09(b).

“Revolving Proportionate Share” shall mean:

(a)                                  With respect to any Revolving Lender at any time prior to the Date of Acceleration, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and

(b)                                 With respect to any Revolving Lender at any time on and after the Date of Acceleration, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Revolving Lender’s Revolving Loans, (B) such Revolving Lender’s Proportionate Share of the Effective Amount of all L/C Obligations, and (C) such Revolving Lender’s Proportionate Share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.

The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Part A of Schedule I.

“Sale and Leaseback” means, with respect to any Person, the sale of Property owned by such Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement , dated as of September 24, 2003, between the purchasers named in the Purchaser Schedule attached thereto, the Borrower and the Parent.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Security Documents” shall mean and include the Security Agreement, the Parent Security Agreement, the Subsidiary Security Agreement, the Varsity Security Agreement, the Parent Pledge Agreement, the Intellectual Property Security Agreement, each pledge agreement or security agreement delivered in accordance with Section 5.01(j) and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations.

“Senior Debt” shall mean all of the Borrower’s Total Funded Debt other than (i) the Mezzanine Debt and (ii) other Indebtedness which is subordinated to the Obligations on terms and conditions satisfactory to the Required Lenders.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.

“Standby Letter of Credit” means any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of September 24, 2003, by and among Green Equity Investors IV, L.P., the Northwestern Mutual Life Insurance Company, BancAmerica Capital Investors I, L.P., Wells Fargo Bank, National Association and the Parent.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which at least 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis.  Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by each domestic Subsidiary of Varsity, in form and substance satisfactory to the Administrative Agent.

“Subsidiary Security Agreement” shall mean that certain Subsidiary Security Agreement, dated as of the date hereof, between the domestic Subsidiaries of the Borrower and the Administrative Agent.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.

“Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall mean the meaning specified in Section 2.04(a).

“Swing Line Note” shall have the meaning given to that term in Section 2.09(d).

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $3,000,000 and (b) the Total Revolving Loan Commitment.  The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Syndication Letter” shall have the meaning given to such term in Section 3.01(h)(xi).

“Taxes” shall have the meaning given to such term in Section 2.13(a).

“Term Loan” shall mean a Term Loan A Loan or a Term Loan B Loan, as the context may require.

“Term Loan A Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Term Loan A Commitment” opposite such Lender’s name in Part B of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Term Loan A Lender” shall mean (a) prior to the Closing Date, the Lenders having Term Loan A Commitments as specified on Part A of Schedule I and (b) from and after the Closing Date, the Lenders from time to time holding Term Loan A Loans after giving effect to any assignments permitted by Section 8.05(c).

“Term Loan A Loan” shall mean any loan made or to be made by the Term Loan A Lenders to the Borrower pursuant to Section 2.2(a)(i).

“Term Loan A Maturity Date” shall mean September 24, 2008.

“Term Loan A Proportionate Share” shall mean:

(a)                                  With respect to any Term Loan A Lender at any time prior to the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Term Loan A Lender’s Term Loan A Commitment at such time to (ii) the Total Term Loan A Commitment at such time; and

(b)                                 With respect to any Term Loan A Lender at any time on and after the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Term Loan A Lender’s Term Loan A Loan outstanding at such time to (ii) the Effective Amount of all Term Loan A Loans outstanding at such time.

The initial Term Loan A Proportionate Share of each Lender is set forth under the caption “Term Loan A Proportionate Share” opposite such Lender’s name on Part A of Schedule I.

“Term Loan B Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Term Loan B Commitment” opposite such Lender’s name in Part C of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Term Loan B Lender” shall mean (a) prior to the Closing Date, the Lenders having Term Loan B Commitments as specified on Part A of Schedule I and (b) from and after the Closing Date, the Lenders from time to time holding Term Loan B Loans after giving effect to any assignments permitted by Section 8.05(c).

“Term Loan B Loan” shall mean any loan made or to be made by the Term Loan B Lenders to the Borrower pursuant to Section 2.2(a)(ii).

“Term Loan B Maturity Date” shall mean September 24, 2009.

“Term Loan B Proportionate Share” shall mean:

(a)                                  With respect to any Term Loan B Lender at any time prior to the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Term Loan B Lender’s Term Loan B Commitment at such time to (ii) the Total Term Loan B Commitment at such time; and

(b)                                 With respect to any Term Loan B Lender at any time on and after the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Term Loan B Lender’s Term Loan B Loan outstanding at such time to (ii) the Effective Amount of all Term Loan B Loans outstanding at such time.

The initial Term Loan B Proportionate Share of each Lender is set forth under the caption “Term Loan B Proportionate Share” opposite such Lender’s name on Part A of Schedule I.

“Term Loan Borrowing” shall mean a borrowing by the Borrower consisting of either (i) Term Loan A Loans made by each of the Term Loan A Lenders on the Closing Date or (ii) Term Loan B Loans made by each of the Term Loan B Lenders on the Closing Date, as the context may require.

“Term Loan Installment Date” shall mean each March 31, June 30, September 30 and December 31 of each year, commencing with December 31, 2003.

“Term Loan Note” shall have the meaning given to that term in Section 2.09(c).

“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“Total Commitment” shall mean, at any time, the sum of the Total Revolving Loan Commitment, the Total Term Loan A Commitment and the Total Term Loan B Commitment.

“Total Funded Debt” shall mean all of the Borrower’s and its Subsidiaries’ consolidated Indebtedness; provided that the term “Total Funded Debt” shall not include (i) Indebtedness under clause (e) of the definition of Indebtedness and (ii) Indebtedness under clause (f) of the definition of Indebtedness until such time as a termination event or unwind event occurs under any Rate Contract provided for under clause (f) of such definition.

“Total Revolving Loan Commitment” shall mean, at any time, Twenty-Five Million Dollars ($25,000,000) or, if such amount is reduced pursuant to Section 2.05(b) or (c), the amount to which it is reduced and in effect at such time.

“Total Term Loan A Commitment” shall mean, at any time, $22,500,000 or, if such amount is reduced pursuant to Section 2.05(c), the amount to which it is reduced and in effect at such time.

“Total Term Loan B Commitment” shall mean, at any time, $22,500,000 or, if such amount is reduced pursuant to Section 2.05(c), the amount to which it is reduced and in effect at such time.

“Trade Bank” shall mean Wells Fargo HSBC Trade Bank, N.A.

“Type” shall mean, with respect to any Loan, Borrowing or Portion at any time, the classification of such Loan, Borrowing or Portion by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“UCP” has the meaning set forth in Section 2.03(h).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unused Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time.

“Varsity” shall have the meaning given to that term in the Recitals above.

“Varsity Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by Varsity, in form and substance satisfactory to the Administrative Agent.

“Varsity Security Agreement” shall mean that certain Varsity Security Agreement, dated as of the date hereof, between Varsity and the Administrative Agent.

“Voting Stock” shall mean (a) with respect to a corporation, the stock of such corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the board of directors (or other governing body) of such corporation, and (b) with respect to a partnership, the partnership units of such partnership the holders of which are ordinarily, in the absence of contingencies, entitled to select or remove the general partner or otherwise direct the management of the partnership, and (c) with respect to a limited liability company, the membership interests of such limited liability company the holders of which are ordinarily, in the absence of contingencies, entitled to elect managers or other voting members of the managing body of the limited liability company.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Working Capital” shall mean, for any Person on any date, the amount by which the Consolidated Non-Cash Current Assets of such Person on such date exceeds the Consolidated Adjusted Current Liabilities of such Person on such date.

1.02.                        GAAP.  Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.  If (a) the Borrower elects to change its accounting practices during the term of this Agreement or (b) GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change by the Borrower or in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.  With respect to any calculations required under this Agreement which are measured over a period of time (whether in Section 5.03 or otherwise), if a portion of such period of time predates the Merger, than such calculation shall be made on a pro forma basis based on the assumption that the Merger occurred on the first day of such period.

1.03.                        Headings.  The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.                        Plural Terms.  All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05.                        Time.  All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.06.                        Governing Law.  Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

1.07.                        Construction.  This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

1.08.                        Entire Agreement.  This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof (including the commitment letter dated as of April 17, 2003 between the Borrower and the Administrative Agent, but excluding the Fee Letter and the Syndication Letter).

1.09.                        Calculation of Interest and Fees.  All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

1.10.                        References.

(a)                                  References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b)                                 References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

(c)                                  References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d)                                 References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

(e)                                  References in this Agreement or any other Credit Document to the “Class” of a Loan (or of a commitment to make a Loan) refers to whether such Loan is a Revolving Loan or a Term Loan A Loan or Term Loan B Loan, each of which constitutes a Class.

1.11.                        Other Interpretive Provisions.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.  In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12.                        Pro Forma Adjustments.  With respect to the calculation of EBITDA or the financial covenants set forth in Section 5.03 hereof, if the Borrower or any Subsidiary of the Borrower acquires or disposes of any Person, with respect to the acquired or disposed of Person, EBITDA, or the applicable financial covenant, shall be calculated on a pro forma basis, as if such acquisition or disposition occurred on the first day of the relevant period for such calculation.

ARTICLE II.                            CREDIT FACILITIES.

2.01.                        Revolving Loan Facility.

(a)                                  Revolving Loan Availability.  On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to lend to the Borrower from time to time during the period from the Closing Date up to, but not including, the Revolving Loan Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01 (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Revolving Lender at any time outstanding and (B) such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at such time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time, (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Revolving Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at such time outstanding shall not exceed the Total Revolving Loan Commitment at such time and (iii) the Revolving Lenders are not obligated to make Revolving Loans to the Borrower under this Section 2.01 if, either before or after making such Revolving Loan, either (A) the Borrower is not in compliance with the covenant set forth in Section 5.03(e) or (B) it would not be possible for the Borrower to comply with the covenant set forth in Section 5.03(e).  All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Revolving Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing.  Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b)                                 Notice of Revolving Loan Borrowing.  The Borrower shall request each Revolving Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A, duly executed by a Responsible Officer of the Borrower and appropriately completed (a “Notice of Revolving Loan Borrowing”), which specifies, among other things:

(i)                                     The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof;

(ii)                                  Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii)                               If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv)                              The date of the requested Revolving Loan Borrowing, which shall be a Business Day;

provided, however, that all Revolving Loan Borrowings made during the period commencing on the date of this Agreement and ending three (3) Business Days thereafter shall consist solely of Base Rate Loans.  The Borrower shall give each Notice of Revolving Loan Borrowing to the

Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 10:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans.  Each Notice of Revolving Loan Borrowing shall be duly executed by a Responsible Officer of the Borrower and delivered by facsimile to the Administrative Agent to the facsimile number and during the hours specified in Section 8.01.  The Administrative Agent shall promptly notify each Revolving Lender of the contents of each Notice of Revolving Loan Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Revolving Lender as part of the requested Revolving Loan Borrowing.

(c)                                  Revolving Loan Interest Rates.  Subject to Section 2.08(c), the Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

(i)                                     During such periods as such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii)                                  During such periods as such Revolving Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin or LIBOR Rate shall change.

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates.  The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed seven (7) at any time.

(d)                                 Conversion of Revolving Loans.  Subject to Section 2.14, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.14.  The Borrower shall request such a conversion by an irrevocable written notice to the Administrative Agent in the form of Exhibit B, duly executed by a Responsible Officer of the Borrower and appropriately completed (a “Notice of Revolving Loan Conversion”), which specifies, among other things:

(i)                                     The Revolving Loan Borrowing which is to be converted;

(ii)                                  The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

(iii)                               If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv)                              The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Revolving Loan Conversion to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested conversion.  Each Notice of Revolving Loan Conversion shall be duly executed by a Responsible Officer of the Borrower and delivered by facsimile to the Administrative Agent to the facsimile number and during the hours specified in Section 8.01.  The Administrative Agent shall promptly notify each Revolving Lender of the contents of each Notice of Revolving Loan Conversion.

(e)                                  LIBOR Loan Interest Periods.

(i)                                     The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Revolving Loan Maturity Date; and (D) no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.

(ii)                                  The Borrower shall notify the Administrative Agent by an irrevocable written notice in the form of Exhibit C, appropriately completed (a “Notice of Revolving Loan Interest Period Selection”), not later than 10:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.  Each Notice of Revolving Loan Interest Period Selection shall be duly executed by a Responsible Officer of the Borrower and delivered by facsimile to the Administrative Agent to the facsimile number and during the hours specified in Section 8.01.  The Administrative Agent shall promptly notify each Revolving Lender of the contents of each Notice of Revolving Loan Interest Period Selection.  If (A) the Borrower fails to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(e) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) on the last day of the current Interest Period therefor.

(f)                                    Revolving Loan Payments.  The Borrower shall repay the principal amount of all then-outstanding Revolving Loans on the Revolving Loan Maturity Date.  The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each March, June, September and December, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period applicable to such Revolving Loan (and, if any such Interest Period is longer than three

(3) months, every three (3) months after the first day of such Interest Period); (iii) in the case of a LIBOR Loan, on the date of conversion of any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type of Revolving Loan Borrowing, (iv) in the case of all Revolving Loans following the occurrence and during the continuance of an Event of Default, on demand, and (v) in the case of all Revolving Loans, upon prepayment (to the extent thereof) and at maturity.  All interest that is not paid when due shall be due upon demand.

(g)                                 Purpose.  The Borrower may use the proceeds of up to the amount of the Revolving Loans set forth on Schedule 2.01 to (i) acquire 100% of the stock of Varsity (after giving effect to stock to be acquired by management and the stock to be acquired by the providers of the Mezzanine Debt) or 100% of the operating assets of Varsity, (ii) repay substantially all of the existing indebtedness of Varsity and (iii) pay certain fees and expenses incurred in connection with the Merger, all in accordance with the “Sources and Uses” description attached as Schedule 2.01.  The proceeds of the Revolving Loans shall otherwise be used to provide for working capital and general corporate purposes of the Borrower.

2.02.                        Term Loan Facility.

(a)                                  Term Loan Availability.

(i)                                     Term Loan A.  On the terms and subject to the conditions set forth in this Agreement, each Term Loan A Lender severally agrees to lend to the Borrower in a single advance on the Closing Date a loan under this Section 2.02(a)(i) in the amount of such Term Loan A Lender’s Term Loan A Commitment (individually, a “Term Loan A Loan”); provided, however, that (A) the Effective Amount of the Term Loan A made by such Term Loan A Lender shall not exceed such Term Loan A Lender’s Term Loan A Commitment on the Closing Date and (B) the Effective Amount of all Term Loan A Loans made by all Term Loan A Lenders shall not exceed the Total Term Loan A Commitment on the Closing Date.  The Term Loan A Loans shall be made on a pro rata basis by the Term Loan A Lenders in accordance with their respective Term Loan A Proportionate Shares, with the applicable Term Loan A Loan under this Section 2.02(a)(i) to be comprised of a Term Loan A Loan by each Term Loan A Lender equal to such Term Loan A Lender’s Term Loan A Proportionate Share of such Term Loan A Loan under this Section 2.02(a)(i).  The Borrower may not reborrow the principal amount of a Term Loan A Loan after repayment or prepayment thereof.

(ii)                                  Term Loan B.  On the terms and subject to the conditions set forth in this Agreement, each Term Loan B Lender severally agrees to lend to the Borrower in a single advance on the Closing Date a loan under this Section 2.02(a)(ii) in the amount of such Term Loan B Lender’s Term Loan B Commitment (individually, a “Term Loan B Loan”); provided, however, that (A) the Effective Amount of the Term Loan B Loan made by such Term Loan B Lender shall not exceed such Term Loan B Lender’s Term Loan B Commitment on the Closing Date and (B) the Effective Amount of all Term Loan B Loans made by all Term Loan B Lenders shall not exceed the Total Term Loan B Commitment on the Closing Date.  The Term Loan B Loans shall be made on a pro rata basis by the Term Loan B Lenders in accordance with their respective Term Loan B Proportionate Shares, with the applicable Term Loan B Loan under this Section 2.02(a)(ii) to be comprised of a Term Loan B Loan by each Term Loan B Lender equal to such Term Loan B Lender’s Term Loan B Proportionate Share of such Term Loan B Loan under this Section 2.02(a)(ii).  The Borrower may not reborrow the principal amount of a Term Loan B Loan after repayment or prepayment thereof.

(b)                                 Notice of Term Loan Borrowing.  The Borrower shall request the applicable Term Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit D-1 (in the case of a Term Loan A Loan) and Exhibit D-2 (in the case of a Term Loan B Loan), duly executed by a Responsible Officer of the Borrower and appropriately completed (each a “Notice of Term Loan Borrowing”), which specifies, among other things

(i)                                     (A) The principal portion of such Term Loan which is to be a Base Rate Portion and (B) the principal portion(s) of such Term Loan which is (are) to be a LIBOR Portion(s);

(ii)                                  If any Portion of such Term Loan is initially to be a LIBOR Portion, the initial Interest Period selected by the Borrower for each such Portion in accordance with Section 2.02(e); and

(iii)                               The date of such Term Loan Borrowing, which shall be the Closing Date.

The Borrower shall give the Notice of Term Loan Borrowing to the Administrative Agent at least three (3) Business Days before the Closing Date if any Portion of the applicable Term Loan is initially to be a LIBOR Portion and at least one (1) Business Day before the Closing Date if the only Portion of the applicable Term Loan is initially to be a Base Rate Portion.  The Notice of Term Loan Borrowing shall be duly executed by a Responsible Officer of the Borrower and delivered by facsimile to the Administrative Agent to the facsimile number and during the hours specified in Section 8.01.  The Administrative Agent shall promptly notify each Term Loan A Lender or Term Loan B Lender, as applicable, of the contents of the Notice of Term Loan Borrowing and of the amounts and Type of (and, if applicable, the Interest Period for) the Term Loan to be made by such Term Loan A Lender or Term Loan B Lender as part of the requested Term Loan Borrowing.

(c)                                  Term Loan Interest Rates.  Subject to Section 2.08(c), the Borrower shall pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until paid in full, at the following rates per annum:

(i)                                     During such periods as any Portion of such Term Loan is a Base Rate Portion, at a rate per annum on such Portion equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii)                                  During such periods as any Portion of such Term Loan is a LIBOR Portion, at a rate per annum on such Portion equal at all times during each Interest Period for such Portion to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or LIBOR Rate shall change.

Each Portion of either Term Loan shall be in a minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof (except to the extent that any lesser Portion results from a mandatory prepayment of the Term Loans pursuant to Section 2.07(c)).  The number of LIBOR Portions of each Term Loan shall not exceed seven (7) at any time.

(d)                                 Conversion of Term Loan Portions.  The Borrower may convert any Portion of either Term Loan from one Type of Portion to another Type; provided, however, that any conversion of a LIBOR Portion into a Base Rate Portion shall be made on, and only on, the last day of an Interest Period for such LIBOR Portion and no Base Rate Portion may be converted into a LIBOR Portion after the occurrence and during the continuance of an Event of Default.  The Borrower shall request such a conversion by an irrevocable written notice to the Administrative Agent in the form of Exhibit E-1 (in the case of a Term Loan A Loan) or Exhibit E-2 (in the case of a Term Loan B Loan), duly executed by a Responsible Officer of the Borrower and appropriately completed (each a “Notice of Term Loan Conversion”) which specifies, among other things:

(i)                                     The Portion of the applicable Term Loan which is to be converted;

(ii)                                  The amount and Type of each Portion of the applicable Term Loan into which it is to be converted;

(iii)                               If any Portion of the applicable Term Loan is to be converted into a LIBOR Portion, the initial Interest Period selected by the Borrower for such Portion in accordance with Section 2.02(e); and

(iv)                              The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Term Loan Conversion to the Administrative Agent not later than 10:00 a.m. at least three (3) Business Days before the date of the requested conversion.  Each Notice of Term Loan Conversion shall be duly executed by a Responsible Officer of the Borrower and delivered by facsimile to the Administrative Agent to the facsimile number and during the hours specified in Section 8.01.  The Administrative Agent shall promptly notify each Term Loan A Lender or Term Loan B Lender, as applicable, of the contents of each Notice of Term Loan Conversion.

(e)                                  LIBOR Portion Interest Periods.

(i)                                     The initial and each subsequent Interest Period selected by the Borrower for a LIBOR Portion of the applicable Term Loan shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period as to a LIBOR Portion of any Term Loan A Loan shall end after a Term Loan Installment Date, if after giving effect to the payments to be made on such Term Loan Installment Date any LIBOR Portion of any Term Loan A Loan would be required to be prepaid before the end of such Interest Period; (D) no Interest Period as to a LIBOR Portion of any Term Loan B Loan shall end after a Term Loan Installment Date, if after giving effect to the payments to be made on such Term Loan Installment Date any LIBOR Portion of any Term Loan B Loan would be required to be prepaid before the end of such Interest Period, (E) no Interest Period as to a LIBOR Portion of any Term Loan A Loan shall end after the Term Loan A Maturity Date; (F) no Interest Period as to a LIBOR Portion of any Term Loan B Loan shall end after the Term Loan B Maturity Date; and (G) no LIBOR Portion of the applicable Term Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.

(ii)                                  The Borrower shall notify the Administrative Agent by an irrevocable written notice in the form of Exhibit F-1 (in the case of a Term Loan A Loan) or Exhibit F-2 (in the case of a Term Loan B Loan), duly executed by a Responsible Officer of the Borrower and appropriately completed (each a “Notice of Term Loan Interest Period Selection”), not later than 10:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a LIBOR Portion of the applicable Term Loan of the Interest Period selected by the Borrower for the next succeeding Interest Period for such Portion.  Each Notice of Term Loan Interest Period Selection shall be given by first-class mail or facsimile to the office or the facsimile number referred to in Section 8.01; provided, however, that the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Term Loan Interest Period Selection initially delivered by facsimile.  The Administrative Agent shall promptly notify each Term Loan A Lender or Term Loan B Lender, as applicable, of the contents of each Notice of Term Loan Interest Period Selection.  If the Borrower fails to notify the Administrative Agent of the next Interest Period for a LIBOR Portion of the applicable Term Loan in accordance with this Section 2.02(e), such Portion shall automatically convert to a Base Rate Portion on the last day of the current Interest Period therefor.

(f)                                    Payments of Principal and Interest on Term Loans.

(i)                                     The Borrower shall pay accrued interest on the unpaid principal amount of each Term Loan in arrears (i) in the case of a Base Rate Portion, on the last Business Day of each March, June, September and December, (ii) in the case of a LIBOR Portion, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); (iii) in the case of a LIBOR Portion, on the date of conversion of any Portion from one Type of Portion to the other Type of Portion, (iv) in the case of all Term Loans following the occurrence and during the continuance of an Event of Default, on demand, and (v) in the case of all Term Loans, upon prepayment (to the extent thereof) and at maturity.  All interest that is not paid when due shall be due upon demand.

(ii)                                  The Borrower shall repay to the Administrative Agent (who shall in turn allocate such payments to the Lenders, as appropriate) the unpaid principal amount of the Term Loans on each Term Loan Installment Date set forth in column (A) below by an amount determined by (x) in the case of the Term Loan A Loans, the principal amount set forth opposite such Term Loan Installment Date in column (B)

below and (y) in the case of the Term Loan B Loans, the principal amount set forth opposite such Term Loan Installment Date in column (C) below:

(A)	(B)	(C)
Term Loan Installment Date:	Aggregate Amount of the Term Loan A Loans to be paid	Aggregate Amount of the Term Loan B Loans to be paid
December 31, 2003	$600,000	$56,250
March 31, 2004	$300,000	$56,250
June 30, 2004	$900,000	$56,250
September 30, 2004	$1,200,000	$56,250
December 31, 2004	$800,000	$56,250
March 31, 2005	$400,000	$56,250
June 30, 2005	$1,200,000	$56,250
September 30, 2005	$1,600,000	$56,250
December 31, 2005	$1,000,000	$56,250
March 31, 2006	$500,000	$56,250
June 30, 2006	$1,500,000	$56,250
September 30, 2006	$2,000,000	$56,250
December 31, 2006	$1,000,000	$56,250
March 31, 2007	$500,000	$56,250
June 30, 2007	$1,500,000	$56,250
September 30, 2007	$2,000,000	$56,250
December 31, 2007	$1,100,000	$56,250
March 31, 2008	$550,000	$56,250
June 30, 2008	$1,650,000	$56,250

Term Loan A Maturity Date	The remaining amount of the Term Loan A Loan	N/A

September 30, 2008	N/A	$56,250
December 31, 2008	N/A	$56,250
March 31, 2009	N/A	$56,250
June 30, 2009	N/A	$56,250

Term Loan B Maturity Date	N/A	The remaining amount of the Term Loan B Loan

(iii)                               The Borrower shall make, on each date upon which a mandatory prepayment of any of the Term Loans pursuant to Section 2.07(c) is required, the mandatory prepayment required by such section, and such prepayments shall reduce each of the scheduled payments required above on a pro rata basis.

(g)                                 Purpose.  The Borrower shall use the proceeds of the Term Loans to (i) acquire 100% of the stock of Varsity (after giving effect to stock to be acquired by management and the stock to be acquired by the providers of the Mezzanine Debt) or 100% of the operating assets of Varsity, (ii) repay substantially all of the existing indebtedness of Varsity and (iii) pay certain fees and expenses incurred in connection with the Merger, all in accordance with the “Sources and Uses” description attached as Schedule 2.01.

2.03.                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend or, in the case of Standby Letters of Credit, renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit if (w) as of the date of such L/C Credit Extension, the sum of (I) the Effective Amount of all outstanding Revolving Loans made by such Revolving Lender at the time of such L/C Credit Extension and (II) such Revolving Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at such time outstanding exceeds or would exceed such Revolving Lender’s Revolving Loan Commitment then in effect, (x) as of the date of such L/C Credit Extension, the sum of (I) the Effective Amount of all outstanding Revolving Loans made by all the Revolving Lenders at the time of such L/C Credit Extension and (II) the Effective Amount of all L/C Obligations and Swing Line Loans at such time outstanding exceeds or would exceed the Total Revolving Loan Commitment then in effect, (y) as of the date of such L/C Credit Extension, the Effective Amount of the aggregate L/C Obligations would exceed the Letter of Credit Sublimit or (z) either before or after issuing such Letter of Credit, either (i) the Borrower is not in compliance with the covenant set forth in Section 5.03(e) or (ii) it would not be possible for the Borrower to comply with the covenant set forth in Section 5.03(e).  Within the foregoing limits, and on the terms and subject to the conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  Notwithstanding the L/C Issuer’s agreements in Section 2.03(a)(i), the L/C Issuer need not issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing

Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                subject to Section 2.03(b)(iii), (1) in the case of any Standby Letter of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or (2) in the case of any Commercial Letter of Credit, the expiry date of such requested Letter of Credit would occur more than 180 days after the date of issuance or last renewal, in either case unless the Required Lenders have approved such expiry date;

(C)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;

(D)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application; or

(E)                                 such Letter of Credit is in violation of the UCP or other applicable law.

(iii)                               The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m., at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  The Administrative

Agent shall promptly notify each Revolving Lender of the issuance of, or any amendment to, any Letter of Credit.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the stated amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that (A) the L/C Issuer need not permit any such renewal if the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, and (B) the L/C Issuer shall not permit any such renewal if it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied.  Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice.  Not later than 10:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Revolving Proportionate Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Revolving Loan Borrowing).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under each Letter of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans or

L/C Advance, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each of the Borrower and the Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or

(iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to 107% of the then Effective Amount of the L/C Obligations.  The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations.  Cash collateral shall be maintained in blocked deposit accounts at Wells Fargo or other institutions satisfactory to it which accounts, in any case, are the subject of control agreements pursuant to which the Lenders have “control” as such term is used in the Uniform Commercial Code, sufficient to perfect a security interest in such cash collateral.  The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default shall have occurred and be continuing.

(h)                                 Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Commercial Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits (the “UCP”), as most recently published by the International Chamber of Commerce (the “ICC”) at

the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrower agrees to pay the following Letter of Credit fees:

(i)                                     With respect to each Commercial Letter of Credit, concurrently with the issuance of each such Commercial Letter of Credit, to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Proportionate Share, a one-time Commercial Letter of Credit fee equal to 1/4 of 1% of the stated amount of such Commercial Letter of Credit; provided, however, that the applicable Commercial Letter of Credit fee payable in connection with the issuance of any Commercial Letter of Credit shall be no less than $500.  Such fee, when due, shall be fully earned and when paid, shall be non-refundable.

(ii)                                  With respect to each Standby Letter of Credit, to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Proportionate Share, a Standby Letter of Credit fee for each such Standby Letter of Credit for the period from the date of issuance of such Standby Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Standby Letter of Credit.  Such fee for each Standby Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Standby Letter of Credit and on the Letter of Credit Expiration Date.  Each such fee, when due, shall be fully earned and when paid, shall be non-refundable.  If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit Fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to the greater of $500 and 1/4 of 1% of the amount of such Letter of Credit, due and payable upon each L/C Credit Extension with respect to such Letter of Credit; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, negotiation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such fees and charges are due and payable on demand and once paid, are nonrefundable.

(k)                                  Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)                                     Trade Bank as L/C Issuer.  The parties hereto acknowledge and agree that, at its option, Wells Fargo, as L/C Issuer may arrange for Letters of Credit to be issued by

Trade Bank as agent for Wells Fargo.  All parties hereto understand and agree that to the extent any Letters of Credit are issued by Trade Bank as agent for Wells Fargo, (i) Trade Bank is agent only to Wells Fargo and not to the Borrower and has no obligations to the Borrower, (ii) the Letters of Credit issued by Trade Bank will be deemed Letters of Credit issued by the L/C Issuer for all purposes hereunder and (iii) any of the obligations performed or rights exercised pursuant to or in connection with the issuance of any Letter of Credit by Trade Bank shall be deemed obligations performed or rights exercised by Wells Fargo as L/C Issuer.  To the extent that the L/C Issuer is required to provide any notices to, or take any other actions for the benefit of, the Administrative Agent hereunder, with respect to any Letter of Credit issued by Trade Bank, no such notice or action shall be required.

2.04.                        Swing Line.

(a)                                  The Swing Line.  On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment on such date, (ii) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations on the date of the proposed Swing Line Borrowing shall not exceed the Total Revolving Loan Commitment on such date, (iii) the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan and (iv) the Swing Line Lender is not obligated to make Swing Line Loans to the Borrower under this Section 2.04 if, before or after making such Swing Line Loan, either (i) the Borrower is not in compliance with the covenant set forth in Section 5.03(e) or (ii) it would not be possible for the Borrower to comply with the covenant set forth in Section 5.03(e).  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.07, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum of $100,000 or an integral multiple of $25,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 12:00 noon, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Proportionate Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Revolving Proportionate Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon, on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.04(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Revolving Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Revolving Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)                                  Interest for Account of Swing Line Lender.  Subject to Section 2.08(c), each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Revolving Proportionate Share of any Swing Line Loan, interest in respect of such Revolving Proportionate Share shall be solely for the account of the Swing Line Lender.  The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan upon prepayment (to the extent thereof) and at maturity.

(f)                                    Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05.                        Amount Limitations, Commitment Reductions, Etc.

(a)                                  Total Revolving Loan Commitment.  The Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans outstanding at any time shall not exceed the Total Revolving Loan Commitment at such time.

(b)                                 Optional Reduction or Cancellation of Commitments.  The Borrower may, upon three (3) Business Days written notice to the Administrative Agent, permanently reduce the Total Revolving Loan Commitment by the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i)                                     The Borrower may not reduce the Total Revolving Loan Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Revolving Loan Commitment; and

(ii)                                  The Borrower may not cancel the Total Revolving Loan Commitment in its entirety prior to the Revolving Loan Maturity Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.

(c)                                  Mandatory Reduction or Termination of Commitments.

(i)                                     The Total Revolving Loan Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment pursuant to Section 2.07(c)(iii) if the Effective Amount of such Loans was then equal to the amount of such Revolving Loan Commitment (but without regard to the actual usage of such Revolving Loan Commitment), such reduction to be effective on the date of the required prepayment.

(ii)                                  The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Revolving Loan Maturity Date.

(iii)                               Each of the Total Term Loan A Commitment and the Total Term Loan B Commitment shall be automatically and permanently reduced to zero at the close of business on the earlier of (A) the Closing Date and (B) November 24, 2003.

(d)                                 Effect of Commitment Reductions.  From the effective date of any reduction of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.06(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced.  Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Revolving Lenders.  Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.05(b) shall be applied ratably to reduce each Revolving Lender’s Revolving Loan Commitment in accordance with clause (i) of Section 2.11(a).

2.06.                        Fees.

(a)                                  Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent, for its own account, agent’s fees and other compensation in the amounts and at the times set forth in the Fee Letter.

(b)                                 Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders as provided in clause (v) of Section 2.11(a), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily average Unused Commitment (regardless of whether such amount is fully available after giving effect to the Cleandown Amount, if applicable) for the period beginning on the date of this Agreement and ending on the Revolving Loan Maturity Date.  The Borrower shall pay the Commitment Fees in arrears on the last day in each March, June, September and December (commencing December 31, 2003) and on the Revolving Loan Maturity Date (or if the Total Revolving Loan Commitment is cancelled on a date prior to the Revolving Loan Maturity Date, on such prior date).

2.07.                        Prepayments.

(a)                                  Terms of All Prepayments.  Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.07(b), a mandatory prepayment required by Section 2.07(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to the Administrative Agent for the benefit of the Lender that made such Loan (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan or of a LIBOR Portion on a day other than the last day of an Interest Period for such LIBOR Loan or such LIBOR Portion, all amounts payable to such Lender pursuant to Section 2.14.

(b)                                 Optional Prepayments.

(i)                                     At its option, the Borrower may, in the case of Base Rate Loans or Base Rate Portions, upon one (1) Business Day’s notice to the Administrative Agent, prepay such Loans or Portions in part, in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof or in whole or, in the case of LIBOR Loans or LIBOR Portions, upon three (3) Business Days’ notice to the Administrative Agent, prepay such Loans or Portions in part, in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof, or in whole.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent shall promptly notify each applicable Lender of any such prepayment notice.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  If no Default has occurred and is continuing, all prepayments under this Section 2.07(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans or Portions as directed by the Borrower.  If the Borrower fails to direct the application of any such principal prepayments or if a Default has occurred and is continuing, such principal prepayments shall be applied pro rata to Term Loan A Loans and Term Loan B Loans until such Loans are paid in full, second to the Swing Line Loans until paid in full, third to the Revolving Loans until paid in full and finally to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations, and shall in any case, to the extent possible, be first applied to prepay Base Rate Portions and then if any funds remain, to prepay LIBOR Portions.

(ii)                                  At its option, the Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such partial prepayment shall be in a minimum principal amount of $100,000 or an integral multiple of $25,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  Mandatory Prepayments.  The Borrower shall prepay the Loans as follows:

(i)                                     If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.

(ii)                                  The Borrower shall repay each Swing Line Loan on the earlier to occur of (A) the date ten Business Days after such Loan is made and (B) the Revolving Loan Maturity Date.

(iii)                               If during any fiscal year of this Agreement, the aggregate cumulative amount of Designated Asset Sale Proceeds for such fiscal year exceeds $1,000,000, the Borrower shall, immediately after the completion of each sale or other disposition which results in such an excess or an increase in such an excess, prepay the outstanding Term Loans (in accordance with the provisions of Section 2.07(d)) and, if the Term Loans shall have been paid in full, (A) prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to one hundred percent (100%) of such excess or such increase in such excess.  Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (iii) with respect to any sale or other disposition (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing at the time the Net Proceeds from such Relevant Sale are received that it intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent the acquisition of such replacement assets occurs within 270 days from the date on which consideration is received in connection with the Relevant Sale.  If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 270-day period provided in the preceding sentence shall elapse without the occurrence of the related acquisition or an Event of Default shall occur, then the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this clause (iii).

(iv)                              If, at any time after the Closing Date, the Borrower or any Subsidiary of the Borrower issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay the outstanding Term Loans (in accordance with the provisions of Section 2.07(d)) and, if the Term Loans shall have been paid in full, (A) prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(v)                                 If, at any time after the Closing Date, the Borrower or any Subsidiary of the Borrower issues or sells any Equity Securities, the Borrower shall, immediately after such issuance or sale, prepay the outstanding Term Loans (in accordance with the provisions of Section 2.07(d)) and, if the Term Loans shall have been paid in full, (A) prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding, (B) then prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to fifty percent (50%) of the Net Proceeds of such Equity Securities.

(vi)                              Not later than 120 days after the end of each fiscal year beginning with the fiscal year ending on December 31, 2004, the Borrower shall immediately prepay the outstanding Term Loans (in accordance with the provisions of Section 2.07(d)) and, if the Term Loans shall have been paid in full, (A) prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding, (B) then prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an aggregate amount equal to 75% of Excess Cash Flow for such fiscal year; provided, however, that if (I) at any time, the Leverage Ratio of the Borrower and its Subsidiaries as reflected in the most recently delivered Compliance Certificate is less than or equal to 3.5:1.0 and greater than 3.0:1.0, then the percentage set forth above shall be reduced to 50% and (II) if at any time, the Leverage Ratio of the Borrower and its Subsidiaries as reflected in the most recently delivered Compliance Certificate is less than or equal to 3.0:1.0, then the percentage set forth above shall be reduced to 0%.

(vii)                           If at any time during a Cleandown Period, either (a) the Borrower is in violation of the covenant contained in Section 5.03(e) or (b) it is not possible for the Borrower to comply with the covenant contained in Section 5.03(e), the Borrower shall immediately prepay the outstanding Swing Line Loans and Revolving Loans in an aggregate amount equal to the amount by which the Swing Line Loans and Revolving Loans outstanding at such time exceed the applicable Cleandown Amount at such time.

(viii)                        The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.07(c), (A) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least five Business Days’ prior written notice of such prepayment.  The Administrative Agent shall promptly notify each applicable Lender of any such notice or prepayment.  Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid.  In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d)                                 Application of Term Loan Prepayments.  All prepayments which are applied to reduce the principal amount of the Term Loans shall (i) be applied to the Term Loan A Loans and the Term Loan B Loans on a pro rata basis, (ii) reduce the aggregate principal amount payable by the Borrower on the then remaining Term Loan Installment Dates on a pro rata basis.  Without modifying the order of application of Term Loan prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Portions and then if any funds remain, to prepay LIBOR Portions.

2.08.                        Other Payment Terms.

(a)                                  Place and Manner.  All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office.  The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 11:00 a.m. on the date due.  The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b)                                 Date.  Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)                                  Default Rate.  On and after the occurrence of an Event of Default, until the time when such Event of Default shall have been cured or waived by the Lenders, the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate set forth in Section 2.01(c), Section 2.02(c) or Section 2.04(e), as applicable, plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%) (the “Default Rate”).

(d)                                 Application of Payments.  All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

(e)                                  Failure to Pay the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender and not paid by the Borrower, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the Federal Funds Rate for the first three (3) days and (ii) the rate applicable to Base Rate Loans thereafter.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.08(e) shall be conclusive absent manifest error.

2.09.                        Loan Accounts; Notes.

(a)                                  Loan Accounts.  The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.09(b) and Section 2.09(c).  Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and each Portion thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan and LIBOR Portion, (iv) the date and amount of each principal and interest payment on each Loan and Portion and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations.  The Loan Accounts shall be conclusive absent manifest error with respect to the matters noted therein.  In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b)                                 Revolving Loan Notes.  If any Revolving Lender so requests, such Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit H (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Revolving Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed.  The Borrower authorizes each Revolving Lender to record on the schedule annexed to such Revolving Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Revolving Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Revolving Lender to make, or any error by any Revolving Lender in making, any such notation shall not affect the Borrower’s Obligations.  The Borrower further authorizes each Revolving Lender to attach to and make a part of such Revolving Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary.  If, because any Revolving Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Revolving Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be in the form of Exhibit H, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Revolving Lender, (x) in the amount of such Lender’s Revolving Loan Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed.  Such notes shall, collectively, constitute a Revolving Loan Note.

(c)                                  Term Loan Notes.  If any Term Loan A Lender or Term Loan B Lender so requests, such Lender’s Term Loan shall be evidenced by a promissory note in the form of Exhibit I-1 (for a Term Loan A Loan) and Exhibit I-2 (for a Term Loan B Loan) (each individually, a “Term Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s respective Term Loan, (iii) dated the Closing Date and (iv) otherwise appropriately completed.  If, because any Term Loan A Lender or Term Loan B Lender designates separate Applicable Lending Offices for Base Rate Portions and LIBOR Portions, such Lender requests that separate promissory notes be executed to evidence separately such Portions, then each such note shall be in the form of Exhibit I-1 (for a Term Loan A Loan) and Exhibit I-2 (for a Term Loan B Loan), mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Lender, (x) in the amount of such Lender’s respective Term Loan, (y) dated the Closing Date and (z) otherwise appropriately completed.  Such notes shall collectively constitute a Term Loan Note.

(d)                                 Swing Line Note.  The Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit J (individually, a “Swing Line Note”) which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Closing Date and (iv) otherwise appropriately completed.

2.10.                        Loan Funding.

(a)                                  Lender Funding and Disbursement to Borrower.  Each Lender shall, before 10:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share, Term Loan A Proportionate Share or Term Loan B Proportionate Share, as the case may be, of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Credit Extension, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(b)                                 Lender Failure to Fund.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share, Term Loan A Proportionate Share or Term Loan B Proportionate Share, as the case may be, of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.10(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount.  If any Lender does not make the amount of its Revolving Proportionate Share, Term Loan A Proportionate Share or Term Loan B Proportionate Share, as the case may be, of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Borrowing through the third Business Day thereafter and (ii) the rate applicable to Base Rate Loans thereafter.  A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.10(b) shall be conclusive absent manifest error.  If the amount of any Lender’s Revolving Proportionate Share, Term Loan A Proportionate Share or Term Loan B Proportionate Share, as the case may be, of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c)                                  Lenders’ Obligations Several.  The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no

Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.11.                        Pro Rata Treatment.

(a)                                  Borrowings, Commitment Reductions, Etc.  Except as otherwise provided herein:

(i)                                     Each Revolving Loan and reduction of the Total Revolving Loan Commitment shall be made or shared among the Revolving Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii)                                  Each Term Loan shall be made or shared among the Term Loan A Lenders or the Term Loan B Lenders, as applicable, pro rata according to their respective Term Loan A Proportionate Shares or Term Loan B Proportionate Shares, as applicable;

(iii)                               Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iv)                              Each payment of interest on Loans in any Borrowing shall be shared among the Lenders that made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(v)                                 Each payment of Commitment Fees pursuant to this Agreement shall be shared among the Revolving Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Revolving Lender which becomes a Revolving Lender hereunder after the date hereof, the date upon which such Revolving Lender so became a Revolving Lender;

(vi)                              Each payment of any fees due in connection with any amendment hereto or any waiver of or forbearance from any Event of Default existing hereunder shall be shared among those Lenders consenting to such amendment, waiver or forbearance or as otherwise agreed to by such Lenders;

(vii)                           Each payment of interest (other than interest on Loans) and fees (other than Commitment Fees) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(viii)                        All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

(b)                                 Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans, L/C Obligations or Swing Line Loans obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.12.                        Change of Circumstances.

(a)                                  Inability to Determine Rates.  If, on or before the first day of any Interest Period for any LIBOR Loan or LIBOR Portion, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan or Portion, as the case may be, does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan or LIBOR Portion, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders.  After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower and the other Lenders that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans or LIBOR Portions shall be suspended.  Any LIBOR Loans or LIBOR Portions outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions, as the case may be, unless such suspension has then ended.

(b)                                 Illegality.  If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan or LIBOR Portion, such Lender shall promptly notify the Administrative Agent and the Borrower of such Change of Law.  Upon receipt of such notice, (i) Borrower’s right to request the making of, conversion to or a new Interest Period for

LIBOR Loans or LIBOR Portions shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(d) or Section 2.02(d), as the case may be, convert any such then outstanding LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions, as the case may be, at the end of the current Interest Period for such LIBOR Loans or LIBOR Portions or (B) immediately repay or convert any such LIBOR Loans or LIBOR Portions if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans or LIBOR Portions.  Any conversion or prepayment of LIBOR Loans or LIBOR Portions made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans or LIBOR Portions shall be deemed a prepayment thereof for purposes of Section 2.14.  After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan or LIBOR Portion, all Revolving Loans and all Portions of the Term Loan of such Lender shall be Base Rate Loans and Base Rate Portions, respectively.

(c)                                  Increased Costs.  If, after the date of this Agreement, any Change of Law:

(i)                                     Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan or LIBOR Portion, or shall change the basis of taxation of payments by the Borrower to any Lender on such a LIBOR Loan or LIBOR Portion or in respect to such a LIBOR Loan or LIBOR Portion under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii)                                  Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans or Portions), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan or LIBOR Portion; or

(iii)                               Shall impose on any Lender any other condition related to any LIBOR Loan or LIBOR Portion or such Lender’s Revolving Loan Commitment, Term Loan A Loan or Term Loan B Loan, as applicable;

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or LIBOR Portion or its Revolving Loan Commitment, Term Loan A Loan or Term Loan B Loan, as applicable, or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five (5) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.  A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.12(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d)                                 Capital Requirements.  If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, or the Revolving Loan Commitment, Term Loan A Loan or Term Loan B Loan, as applicable, or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital.  A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error.  The obligations of the Borrower under this Section 2.12(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(e)                                  Notice, Reasonable Commercial Efforts.  Any Lender which becomes aware of (i) any Change of Law that will make it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or LIBOR Portion or (ii) any Change of Law or other event or condition that will obligate the Borrower to pay any amount pursuant to Section 2.12(c) or Section 2.12(d) shall notify the Borrower and the Administrative Agent thereof as promptly as practical.  If any Lender has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, such Lender shall notify the Borrower and the Administrative Agent thereof as promptly as practical.  Each Lender affected by any Change of Law which makes it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or LIBOR Portion or to which the Borrower is obligated to pay any amount pursuant to Section 2.12(c) or Section 2.12(d) shall use reasonable commercial efforts (including changing the jurisdiction of its Applicable Lending Office) to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which the Borrower is obligated to pay pursuant to Section 2.12(c) or Section 2.12(d) if, in the reasonable opinion of such Lender, such efforts would not be disadvantageous to such Lender or contrary to such Lender’s normal lending practices.

2.13.                        Taxes on Payments.

(a)                                  Except as otherwise expressly provided in this Section 2.13, any and all payments by the Borrower in respect of principal or interest on any Loan, fee, or other Obligation or other amount due to any Lender under this Agreement shall be made free and clear of, and without deduction for, any and all present or future United States federal, state or local and foreign taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, including withholding taxes imposed by the United States, any jurisdiction under the laws of which the Borrower is organized, and other jurisdiction or any political subdivision thereof, but excluding (i) taxes imposed on such Lender’s overall net income and franchise taxes imposed on such Lender by the United States or the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any branch profits taxes imposed on any Lender by the United States or by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, then (i) subject to the last sentence of Section 2.13(f), the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c)                                  Subject to the last sentence of Section 2.13(f), the Borrower will indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within 30 days following the date such Lender makes written demand therefor accompanied by documentation evidencing payment of such Taxes or Other Taxes.

(d)                                 Within 30 days after the date of any payment of Taxes or Other Taxes withheld hereunder (and, with respect to any Taxes or Other Taxes not so withheld, to the extent available), the Borrower will furnish to the Administrative Agent, at its address set forth in Section 8.01, the original or a certified copy of a receipt evidencing payment thereof.

(e)                                  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.13 shall survive the payment in full of principal, interest and all other Obligations hereunder.

(f)                                    Each Lender that is organized under the laws of a jurisdiction outside the United States of America agrees that if and to the extent it is legally able to do so, it shall deliver to the Borrower and the Administrative Agent, on or before the first date of any payment by the Borrower hereunder, such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or W-8ECI (as applicable to it) and any other certificate or statement or exemption required by Treasury Regulation section 1.1441-1(a) or section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Internal Revenue Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States of America or (ii) totally exempt from United States withholding tax or subject to a reduced rate of such tax under a provision of an applicable tax treaty.  Each Lender that has delivered such certificate or form shall, upon such certificate or form’s obsolescence, expiration or invalidity or upon the Borrower’s reasonable request, replace or update such certificate or form as necessary.  Within 30 days after the reasonable request of the Borrower or the Administrative Agent, each Lender that is not a foreign Lender shall deliver to the Borrower and the Administrative Agent one or more Internal Revenue Service Forms W-9.  Each Lender shall promptly notify the Borrower and the Administrative Agent upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender pursuant to this paragraph.  A Lender shall not be entitled to any additional amounts under Section 2.13(a) or to any indemnification under Section 2.13(c) with respect to any Tax (x) that is in effect and would apply to amounts payable to such Lender at the time such Lender becomes a party to this Agreement by assignment or designates a new Applicable Lending Office, except to the extent that a. in the case of a Lender who becomes a Lender by assignment, the assignor of such Lender at the time of assignment, or b. in the case of a designation of a new Applicable Lending Office, such Lender immediately prior to such designation, would have been entitled to receive additional amounts or indemnity from the Borrower with respect to any withholding tax pursuant to Section 2.13(a) or Section 2.13(c), (y) that is attributable to such Lender’s failure to comply with this Section 2.13(f) or Section 2.13(g) or (z) has already been reimbursed to such Lender pursuant to the terms of Section 2.12(c).

(g)                                 Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax or other tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or other Tax or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and, in such Lender’s sole judgment, such completion, execution or delivery would not materially prejudice the legal position of such Lender or be contrary to its internal policies.

(h)                                 Any Lender claiming any additional amounts in respect of Taxes payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s internal policies) to file any certificate or document requested by the Borrower or to change its Applicable Lending Office to another of its offices, branches or Affiliates, if the making of such a filing or change of Applicable Lending Office would avoid the need for or reduce the amount of any such Taxes attributable to the Loans and would not, in the sole determination of such Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender.

(i)                                     Nothing contained in this Section 2.13 shall require any Lender or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

2.14.                        Funding Loss Indemnification.  If the Borrower shall (a) repay, prepay or convert any LIBOR Loan or LIBOR Portion on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan or LIBOR Portion for which a Notice of Borrowing has been delivered to the

Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans or any Portion of a Term Loan into a LIBOR Portion in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee or failure to convert fee, as the case may be (determined as though 100% of the LIBOR Loan or LIBOR Portion had been funded in the London interbank eurodollar currency market) equal to the sum of:

(a)                                  the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(b)                                 all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.14 shall be conclusive in the absence of manifest error.  The obligations of the Borrower under this Section 2.14 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.15.                        Security.

(a)                                  Security Documents.  The Loans, together with all other Obligations, shall be secured by the Liens created by the Security Documents.  So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

(b)                                 Further Assurances.  The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such additional mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language) and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) as the Administrative Agent may reasonably request to:

(i)                                     Grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any or all present and future real and personal property of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii)                                  Otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Administrative Agents and the Lenders, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts reasonably requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.15.

ARTICLE III. CONDITIONS PRECEDENT.

3.01.                        Initial Conditions Precedent.  The occurrence of the initial Credit Event is subject to: (i) in the case of all conditions listed below which can be satisfied by the delivery of documentation or other items by the Borrower, receipt by the Administrative Agent of such documentation or other items, each in form and substance satisfactory to the Administrative Agent and each Lender and with sufficient copies for the Administrative Agent and each Lender, and (ii) in the case of all other conditions listed below, the Administrative Agent’s determination that such conditions have been satisfied:

(a)                                  Principal Credit Documents.

(i)                                     This Agreement, duly executed by the Borrower, each Lender, the L/C Issuer, the Swing Line Lender and the Administrative Agent;

(ii)                                  A Revolving Loan Note payable to each Lender requesting such a note, each duly executed by the Borrower;

(iii)                               A Term Loan A Note payable to each Lender requesting such a note, each duly executed by the Borrower;

(iv)                              A Term Loan B Note payable to each Lender requesting such a note, each duly executed by the Borrower;

(v)                                 A Swing Line Note payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, duly executed by the Borrower;

(vi)                              The Parent Guaranty, in form and substance satisfactory to the Administrative Agent, duly executed by the Parent;

(vii)                           The Parent Pledge Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the Parent;

(viii)                        The Parent Security Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the Parent;

(ix)                                The Subsidiary Security Agreement in form and substance satisfactory to the Administrative Agent, duly executed by each domestic Subsidiary of the Borrower;

(x)                                   The Security Agreement in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower;

(xi)                                The Intellectual Property Security Agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower and the Subsidiaries;

(xii)                             The Collateral Certificate, duly executed by the Borrower;

(xiii)                          The Varsity Guaranty, in form and substance satisfactory to the Administrative Agent, duly executed by Varsity; and

(xiv)                         The Varsity Security Agreement in form and substance satisfactory to the Administrative Agent, duly executed by Varsity.

(b)                                 Borrower Organizational Documents.

(i)                                     The certificate of incorporation of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware;

(ii)                                  A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws of the Borrower as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Borrower and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; and (C) there are no proceedings for the dissolution or liquidation of the Borrower;

(iii)                               A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower; and

(iv)                              Certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretaries of State (or comparable official) of each state in which the Borrower is qualified to do business.

(c)                                  Guarantor Organizational Documents.

(i)                                     The certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

(ii)                                  A certificate of good standing (or comparable certificate) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state of incorporation or formation;

(iii)                               A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document of such Guarantor as in effect on the Closing Date; (b) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of such Guarantor (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Guarantor of the Credit Documents to be executed by such Guarantor and the consummation of the transactions contemplated thereby; and (c) there are no proceedings for the dissolution or liquidation of such Guarantor; and

(iv)                              A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the Closing Date, certifying the incumbency, signatures and authority of the officers of such Guarantor authorized to execute, deliver and perform the Credit Documents to be executed by such Guarantor.

(d)                                 Financial Statements, Financial Condition, Etc.

(i)                                     Interim monthly Financial Statements for the twelve most recently completed monthly periods ending on the last month prior to the Closing Date for which Financial Statements are available, prepared by a Responsible Officer of Varsity;

(ii)                                  Pro forma balance sheets for the Borrower and its Subsidiaries as of the last month for which Financial Statements are available, after giving effect to the Merger and reflecting estimated purchase price accounting adjustments, certified by a Responsible Officer of the Borrower;

(iii)                               A copy of the budget and projected financial statements of the Borrower and its Subsidiaries by fiscal year for each of the fiscal years through the Term Loan B Maturity Date, including, in each case, projected balance sheets, statements of income and statements of cash flow of the Borrower and its Subsidiaries, all in reasonable detail and in any event to include (i) projected Capital Expenditures and (ii) quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement;

(iv)                              The aggregate EBITDA of Varsity and its Subsidiaries for the last 12 months for which financial statements are available is not less than $21,500,000, if the Closing Date occurs prior to September 30, 2003, and $22,000,000, if the Closing Date occurs on or after September 30, 2003;

(v)                                 The ratio of Senior Debt to EBITDA for the Borrower and its Subsidiaries for the last 12 months, measured on a pro forma basis after giving effect to the Merger, does not exceed 2.90;

(vi)                              The ratio of Total Funded Debt to EBITDA for the Borrower and its Subsidiaries for the last 12 months, measured on a pro forma basis after giving effect to the Merger, does not exceed 4.90; and

(vii)                           Such other financial, business and other information regarding the Borrower or any of its Subsidiaries as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may reasonably request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation;

(e)                                  Collateral Documents.

(i)                                     Such Uniform Commercial Code financing statements and fixture filings (appropriately completed and executed) shall have been filed in such jurisdictions as the Administrative Agent may request to perfect the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents;

(ii)                                  Such Uniform Commercial Code termination statements (along with any authorizations by the secured parties named on the related financing statements allowing the Administrative Agent to file the same), appropriately completed and executed, shall have been filed in such jurisdictions as the Administrative Agent may request to terminate any financing statement evidencing Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens which are expressly permitted by this Agreement to be prior;

(iii)                               Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (e)(i) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to be prior or (b) for which the Administrative Agent has received a termination statement pursuant to subsection (e)(ii) above;

(iv)                              A control agreement for each bank at which the Borrower or any Subsidiary maintains a deposit account with a balance that currently exceeds or is at any time expected to exceed $25,000, each appropriately completed, duly executed by the Borrower or such Subsidiary, and the Administrative Agent and acknowledged by the depositary bank to which addressed;

(v)                                 A control agreement for each securities account at which the Borrower or any Subsidiary maintains a securities account with investment or other assets that currently exceed or are at any time expected to exceed $25,000, each appropriately completed, duly executed by the Borrower or such Subsidiary, and the Administrative Agent and acknowledged by the securities intermediary to which addressed;

(vi)                              Such other documents, instruments and agreements as the Administrative Agent may reasonably request to establish and perfect the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents; and

(vii)                           Such other evidence as the Administrative Agent may request to establish that the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents are perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(f)                                    Opinions.  A favorable written opinion from Latham and Watkins LLP, special counsel for the Parent and the Loan Parties, dated the Closing Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance satisfactory to the Administrative Agent.

(g)                                 Conditions to Merger.

(i)                                     The Conditions to Merger shall have been satisfied;

(h)                                 Other Items.

(i)                                     A duly completed and timely delivered Notice of Term Loan Borrowing for each of the Term Loan A Loans and the Term Loan B Loans;

(ii)                                  A duly completed and timely delivered Notice of Revolving Loan Borrowing;

(iii)                               Original certificates of insurance, lender loss payable and mortgagee endorsements naming the Administrative Agent as mortgagee, lender loss payee and additional insured, as required by Section 5.01(d) of this Agreement;

(iv)                              Evidence that all existing Indebtedness (including the Existing Credit Agreement) of the Borrower and its Subsidiaries has been or concurrently with the Closing Date is being repaid in full (other than Indebtedness described on Schedule 5.02(a));

(v)                                 No material adverse change shall have occurred in the business, assets, financial condition, operating performance or prospects of Varsity and its subsidiaries, taken as a whole, since the audited financial statements provided to the Administrative Agent as of December 31, 2002;

(vi)                              No material disruption of, or material adverse change in, conditions in the financial, banking or capital markets shall have occurred which Wells Fargo, in its sole discretion, deems material in connection with its ability to syndicate the Revolving Loan Commitment, Term Loan A Commitment or Term Loan B Commitment;

(vii)                           There shall not exist any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect the Parent, the Borrower, any Subsidiary of the Borrower, any transaction contemplated hereby or the ability of the Parent, the Borrower or any Subsidiary of the Borrower to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

(viii)                        Copies of all Rate Contracts to which the Borrower or any of its Subsidiaries is a party;

(ix)                                An organization chart for the Borrower and its Subsidiaries, setting forth the relationship among such Persons, certified by an the Secretary or an Assistant Secretary of the Borrower;

(x)                                   A certificate of a Responsible Officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that:

(A)                              The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such date);

(B)                                No Default has occurred and is continuing as of such date; and

(C)                                The conditions set forth in Sections 3.01(d)(iv), (v) and (vi), Section 3.01(g)(i) and Section 3.01(h)(vii) have been satisfied;

(xi)                                A letter, in form and substance satisfactory to the Administrative Agent, executed by the Borrower (the “Syndication Letter”) confirming, among other things, that the Borrower will assist the Administrative Agent in forming a syndicate of Lenders and completing a syndication satisfactory to the Administrative Agent;

(xii)                             All fees and expenses payable to the Administrative Agent and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Administrative Agent’s Fee Letter);

(xiii)                          All fees and expenses of counsel to the Administrative Agent through the Closing Date; and

(xiv)                         Evidence that the Borrower and each Subsidiary of the Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to have been obtained prior to the Closing Date in connection with the transactions herein and the continued operation of the business conducted by the Borrower and such Subsidiaries in substantially the same manner as conducted prior to the Closing Date.  Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a

Material Adverse Effect.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition, the transactions contemplated by the Credit Documents or the financing thereof.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired; and

(xv)                            Such other evidence as the Administrative Agent or any Lender may reasonably request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

3.02.                        Conditions Precedent to each Credit Event.  The occurrence of each Credit Event (including the initial Credit Event) is subject to the further conditions that:

(a)                                  The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing or Letter of Credit Application, as the case may be, for such Credit Event in accordance with this Agreement; and

(b)                                 On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i)                                     The representations and warranties of the Parent and the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct as of such date);

(ii)                                  No material adverse change shall have occurred in the business, assets, financial condition, operating performance or prospects of the Borrower and its subsidiaries, taken as a whole, since the audited financial statements provided to the Administrative Agent as of December 31, 2002;

(iii)                               No Default has occurred and is continuing or will result from such Credit Event; and

(iv)                              All of the Credit Documents are in full force and effect.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing and each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

3.03.                        Initial Credit Event.  The occurrence of the initial Credit Event is subject to the further conditions that the Borrower shall (i) on the Closing Date, terminate the Existing Credit Facility, repay in full all obligations existing thereunder with, among other things, the proceeds of the Loans advanced to the Borrower on the Closing Date and obtain a release of all obligations and collateral under the Existing Credit Facility from Bank of America, N.A., (ii)

request the issuance of Letters of Credit in favor of Bank of America, N.A. in an amount equal to the Existing Letters of Credit which Letters of Credit shall be drawable by Bank of America, N.A. upon presentation of a draft and a certificate from an officer of Bank of America, N.A. certifying that there has been a drawing on the Existing Letter of Credit and (iii) cause the Letters of Credit referred to in subsection (ii) above to be delivered to Bank of America, N.A., in exchange for Bank of America, N.A.’s release of the Borrower in respect of all contingent obligations under the Existing Credit Facility.

3.04.                        Covenant to Deliver.  The Borrower agrees (not as a condition but as a covenant) to deliver to the Administrative Agent each item required to be delivered to the Administrative Agent as a condition to the occurrence of any Credit Event if such Credit Event occurs.  The Borrower expressly agrees that the occurrence of any such Credit Event prior to the receipt by the Administrative Agent of any such item shall not constitute a waiver by the Administrative Agent or any Lender of the Borrower’s obligation to deliver such item.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

4.01.                        Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself, the Parent, each of the other Loan Parties and Varsity as follows and agrees that each of said representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations and shall apply anew to each Borrowing hereunder:

(a)                                  Due Incorporation, Qualification, etc.  The Borrower, each Subsidiary of the Borrower, the Parent and Varsity (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed is reasonably likely to have a Material Adverse Effect.

(b)                                 Authority.  (i) The execution, delivery and performance by the Parent, the Borrower and each Subsidiary of the Borrower of each Credit Document executed, or to be executed, by such Person and the consummation of the transactions contemplated thereby (A) are within the power of the Parent, the Borrower or such Subsidiary, as applicable and (B) have been duly authorized by all necessary actions on the part of the Parent, the Borrower or such Subsidiary, as applicable; and (ii) the execution, delivery and performance by Varsity of the Assumption Agreement and the consummation of the transactions contemplated thereby (A) are within the power of Varsity and (B) have been duly authorized by all necessary actions on the part of Varsity.

(c)                                  Enforceability.  (i) Each Credit Document executed, or to be executed, by the Parent, the Borrower and each Subsidiary of the Borrower has been, or will be, duly executed and delivered by the Parent, the Borrower or such Subsidiary, as applicable, and constitutes, or will constitute, a legal, valid and binding obligation of the Parent, the Borrower or such Subsidiary, enforceable against the Parent, the Borrower or such Subsidiary, as applicable, in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity, and (ii) the Assumption Agreement has been, or will be, duly executed and delivered by Varsity and constitutes, or will constitute, a legal, valid and binding obligation of Varsity, enforceable against Varsity in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)                                 Non-Contravention.  The execution and delivery by the Parent, the Borrower and each Subsidiary of the Borrower of the Credit Documents executed by the Parent, the Borrower or such Subsidiary, as applicable, and by Varsity of the Assumption Agreement, and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to the Parent, the Borrower, such Subsidiary or Varsity, as applicable; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of the Parent, the Borrower, such Subsidiary or Varsity, as applicable or (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of the Parent, the Borrower, such Subsidiary or Varsity, as applicable (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents).

(e)                                  Approvals.

(i)                                     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including equity holders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by the Parent, the Borrower or any Subsidiary of the Borrower or the Assumption Agreement executed by Varsity or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect.

(ii)                                  All Governmental Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  None of Varsity, the Parent, the Borrower nor any Subsidiary of the Borrower has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by Varsity, the Parent, the Borrower or any Subsidiary of the Borrower, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii)                               No Governmental Authorization is required for either (x) the pledge or grant by the Parent, the Borrower, any Subsidiary of the Borrower or Varsity, as applicable, of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document or (y) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f)                                    No Violation or Default.  None of Varsity, the Parent, the Borrower, nor any Subsidiary of the Borrower is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect.  Without limiting the generality of the foregoing, none of Varsity, the Parent, the Borrower nor any Subsidiary of the Borrower (A) has violated any applicable Environmental Laws, (B) has any liability under any applicable Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce applicable Environmental Laws, where such violation, liability or investigation is reasonably likely to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

(g)                                 Litigation.  Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or threatened against Varsity, the Parent, the Borrower or any Subsidiary of the Borrower at law or in equity in any court or before any other Governmental Authority which (i) could reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by Varsity, the Parent, the Borrower or any Subsidiary of the Borrower of the Credit Documents or the transactions contemplated thereby.

(h)                                 Title; Possession Under Leases.  All real property owned or leased by Varsity, the Parent, the Borrower or any Subsidiary of the Borrower is described in Schedule 4.01(h).  Varsity, the Parent, the Borrower and each Subsidiary of the Borrower own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by Varsity, the Parent, the Borrower or any Subsidiary of the Borrower, as applicable, since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement).  Such assets and properties are subject to no Lien, except for Permitted Liens.  The Parent, Varsity, the Borrower and any Subsidiary of the Borrower has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases.

(i)                                     Financial Statements.  The Financial Statements of Varsity, the Borrower and each Subsidiary of the Borrower which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of Varsity, the Borrower or such Subsidiary, as applicable, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP subject in the case of unaudited Financial Statements only to normal year-end audit adjustments and the absence of footnotes; and (iii) fairly present in all material respects the financial conditions and results of operations of Varsity, the Borrower and the Subsidiaries of the Borrower, as applicable, as of the date thereof and for the period covered thereby.  None of Varsity, the Borrower nor the Subsidiaries of the Borrower have any Contingent Obligations, liability for taxes or other outstanding obligations (including obligations in respect of off-balance sheet transactions) which, in any such case, are material in the aggregate, except as disclosed in the audited Financial Statements dated December 31, 2002, furnished by the Borrower to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a).

(j)                                     Creation, Perfection and Priority of Liens.  As of the Closing Date, in the case of the Borrower and its Subsidiaries, and as of the consummation of the Merger and the execution of the Assumption Agreement, in the case of Varsity, (i) the execution and delivery of the Security Documents by the Borrower and its Subsidiaries, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings delivered to the Administrative Agent for filing and recording, and the recording of any mortgages or deeds of trust delivered to the Administrative Agent for recording (but not yet recorded), are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral as of the Closing Date (subject only to Permitted Liens), and (ii) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

(k)                                  Equity Securities.  All outstanding Equity Securities of Varsity, the Parent, the Borrower and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth on Schedule 4.01(k), there are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating Varsity, the Parent, the Borrower or the Subsidiaries of the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of Varsity, the Parent, the Borrower or the Subsidiaries of the Borrower, or obligating Varsity, the Parent, the Borrower or the Subsidiaries of the Borrower to grant, extend or enter into any such agreement or commitment.  All Equity Securities of Varsity, the Parent, the Borrower and the Subsidiaries of the Borrower have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply is not reasonably likely to have a Material Adverse Effect.

(l)                                     No Agreements to Sell Assets; Etc.  None of Varsity, the Parent, the Borrower nor any Subsidiary of the Borrower has any legal obligation, absolute or contingent, to any Person to sell the assets of Varsity, the Borrower or any of its Subsidiaries (except as permitted by Section 5.02(c)), or to effect any merger, consolidation or other reorganization of

Varsity, the Borrower or any of its Subsidiaries (except as permitted by Section 5.02(d)) or to enter into any agreement with respect thereto.

(m)                               Employee Benefit Plans.

(i)                                     Based upon the latest valuation of each Pension Plan (if any) that Varsity, the Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of section 4001 of ERISA did not exceed the aggregate value of the assets of such plan.  Neither Varsity nor the Borrower has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage could reasonably be expected to have a Material Adverse Effect.

(ii)                                  Except as could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (A) each Employee Benefit Plan complies, in both form and operation, in all respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by Varsity, the Borrower or any ERISA Affiliate of any liability, fine or penalty; (B) each Employee Benefit Plan, related trust agreement, arrangement and commitment of Varsity, the Borrower or any ERISA Affiliate is legally valid and binding and in full force and effect; (C) no Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit; (D) none of Varsity, the Borrower and the ERISA Affiliates nor any fiduciary of any Employee Benefit Plan has engaged in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the IRC; and (E) none of Varsity, the Borrower nor any Subsidiary of either Varsity or the Borrower maintains a Foreign Plan.

(iii)                               Except as set forth on Schedule 4.01(m), none of Varsity, the Borrower and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan.  Except as would not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (A) none of Varsity, the Borrower and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA and (B) none of Varsity, the Borrower and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of section 4241 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA.

(n)                                 Other Regulations.  None of Varsity, the Parent, the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur Indebtedness.

(o)                                 Patent and Other Rights.  Varsity, the Parent, the Borrower and the Subsidiaries of the Borrower own, license or otherwise have the full right to use, under validly existing agreements, all material patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except where the failure to own, license or otherwise have the full right to use could not reasonably be expected to result in a Material Adverse Effect.  Each of the patents, trademarks, trade names, service marks and copyrights owned by Varsity, the Parent, the Borrower or any Subsidiary of the Borrower which is registered with any Governmental Authority is set forth on Schedule 4.01(o).

(p)                                 Governmental Charges.  Varsity, the Parent, the Borrower and the Subsidiaries of the Borrower have filed or caused to be filed all federal tax returns, tax returns in all states where they are respectively required to do so and all other material tax returns which in each case are required to be filed by them.  Varsity, the Parent, the Borrower and the Subsidiaries of the Borrower have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established.

(q)                                 Margin Stock.  Neither Varsity nor the Borrower owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of Varsity or the Borrower, as applicable, and no proceeds of any Loan (either before or after the consummation of the Merger) will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

(r)                                    Subsidiaries, Etc.  Schedule 4.01(r) (as supplemented by the Borrower quarterly in a written notice to the Administrative Agent) sets forth each of the Subsidiaries of Varsity and the Borrower, its jurisdiction of organization, the classes of its Equity Securities, the number of shares of each such class issued and outstanding, the percentages of shares of each such class owned directly or indirectly by Varsity or the Borrower, as applicable, and whether Varsity or the Borrower owns such shares directly or, if not, the Subsidiary of Varsity or the Borrower that owns such shares and the number of shares and percentages of shares of each such class owned directly or indirectly by Varsity or the Borrower.  All of the outstanding Equity Securities of each such Subsidiary of the Borrower, all of which are listed on Schedule 4.01(r), are owned beneficially and of record by Varsity or the Borrower, as applicable, free and clear of all Liens.

(s)                                  Solvency, Etc.  Varsity, the Parent, the Borrower and each of the Subsidiaries of the Borrower is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby and of the Merger, will be Solvent.

(t)                                    Labor Matters.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Varsity, the Parent, the

Borrower or any Subsidiary of the Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(u)                                 Burdensome Contractual Obligations, Etc.  None of Varsity, the Parent, the Borrower or any Subsidiaries of the Borrower nor any of their properties are subject to any Contractual Obligation or Requirement of Law which is reasonably likely to have a Material Adverse Effect.

(v)                                 No Material Adverse Effect.  No event has occurred and no condition exists which is reasonably likely to have a Material Adverse Effect.

(w)                               Accuracy of Information Furnished.  The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Parent, the Borrower and the Subsidiaries of the Borrower to the Administrative Agent and the Lenders in connection with the Credit Documents (and the Assumption Agreement and the other certificates, statements, information (excluding projections) furnished by Varsity in connection with the Merger) and the transactions contemplated thereby, taken as a whole, are true, complete and correct in all material respects, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All projections furnished by Varsity, the Parent, the Borrower or any Subsidiary of the Borrower to the Administrative Agent and the Lenders in connection with the Credit Documents, the transactions contemplated thereby and the Merger have been based upon reasonable assumptions and represent, as of their respective dates of presentations, Varsity’s, the Parent’s, the Borrower’s or the Borrower’s Subsidiaries’, as applicable, best estimates of the future performance of Varsity, the Parent, the Borrower or the Subsidiaries of the Borrower, as applicable.

(x)                                   Brokerage Commissions.  Except as set forth in Schedule 4.01(x), no person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Credit Agreement as a result of any agreement entered into by the Borrower, any Subsidiary of the Borrower, the Parent or Varsity.  No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by the Borrower or Varsity, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by the Administrative Agent and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(y)                                 Policies of Insurance.  Schedule 4.01(y) sets forth a true and complete listing of all insurance maintained by Varsity, the Parent, the Borrower and the Subsidiaries of the Borrower as of the Closing Date.  Such insurance has not been terminated, or if it is, has been replaced with insurance substantially similar in coverage and not materially less in amount, and is in full force and effect, and Varsity, the Parent, the Borrower and each of the Subsidiaries of the Borrower have taken all actions required to be taken as of the date of this Agreement to keep unimpaired its rights under all material insurance policies, in all material respects.

(z)                                   Agreements with Affiliates and Other Agreements.  Except as disclosed on Schedule 4.01(z), neither Varsity, the Borrower nor any of its Subsidiaries has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of Varsity or the Borrower except upon terms at least as favorable to Varsity, the Borrower or such Subsidiary as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances.  None of Varsity, the Borrower nor any Subsidiaries of the Borrower is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could reasonably be expected to have a Material Adverse Effect.

(aa)                            Internal Controls.  From and after a Public Offering of Stock:

(i)                                     The Borrower has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which (i) are designed to ensure that material information relating to the Borrower, including its consolidated subsidiaries, is made known to the Borrower’s principal executive officer and its principal financial officer or persons performing similar functions by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Borrower’s most recent annual or quarterly report filed with the Securities Exchange Commission; and (iii) are effective in all material respects to perform the functions for which they were established;

(ii)                                  Based on the evaluation of its disclosure controls and procedures, the Borrower is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Borrower’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal controls; and

(iii)                               Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

ARTICLE V. COVENANTS.

5.01.                        Affirmative Covenants.  Until the termination of the Revolving Loan Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by each of its Subsidiaries, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

(a)                                  Financial Statements, Reports, etc.  The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(i)                                     As soon as available and in no event later than forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the president, chief financial officer or treasurer of the Borrower to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments), which Financial Statements shall be accompanied by a narrative from management of the Borrower which discusses results;

(ii)                                  As soon as available and in no event later than ninety (90) days after the close of each fiscal year of the Borrower, (A) copies of the audited Financial Statements of the Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis) for such year, in the case of the consolidated Financial Statements, audited by a firm of independent certified public accountants acceptable to the Administrative Agent, which Financial Statements shall be accompanied by a narrative from management of the Borrower which discusses results and (B) copies of the unqualified opinions and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements;

(iii)                               Contemporaneously with the quarterly Financial Statements required by the foregoing clause (i) and within forty-five (45) days after the close of each fiscal year of the Borrower, a compliance certificate of the president, chief financial officer or treasurer of the Borrower in substantially the form of Exhibit L (a “Compliance Certificate”) which (A) states that no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action Borrower proposes to take with respect thereto and (B) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03;

(iv)                              As soon as possible and in no event later than five (5) Business Days after the Parent, the Borrower or any Subsidiary of the Borrower knows of the occurrence or existence of (A) any Reportable Event under any Pension Plan or Multiemployer Plan; (B) any actual or threatened litigation, suits, claims or disputes against the Borrower or any of its Subsidiaries which could reasonably be expected to result in monetary damages payable by the Parent, the Borrower or any Subsidiary of the Borrower of $1,000,000 or more (alone or in the aggregate); (C) any other event or condition which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or (D) any Default or Event of Default, the statement of the president or chief financial officer or treasurer of the Borrower setting forth details of such event, condition or Default and the action which the Borrower proposes to take with respect thereto;

(v)                                 As soon as available and in no event later than five (5) Business Days after they are filed, copies of all IRS Form 5500 reports for all Pension Plans required to file such form;

(vi)                              As soon as possible, and in any event not later than thirty (30) days after the end of each month, consolidated and consolidating balance sheets, statements of cash flow and statements of income reflecting the most recently completed month (in form acceptable to the Administrative Agent);

(vii)                           As soon as available, and in any event not later than forty-five (45) days after the end of each fiscal year of the Borrower, projected consolidated financial statements of the Parent, the Borrower and the Subsidiaries of the Borrower for the next fiscal year, including, budgets for each month in such fiscal year;

(viii)                        As soon as possible and in no event later than ten (10) days prior to the acquisition by the Parent, the Borrower or any Subsidiary of the Borrower of any leasehold or ownership interest in real property, a written supplement to Schedule 4.01(h);

(ix)                                As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.07(c), the statement of a Responsible Officer of the Borrower setting forth the details thereof;

(x)                                   As soon as possible and in no event later than ten (10) days prior to the establishment or acquisition by the Borrower or any of its Subsidiaries of any new Subsidiary or any new Equity Securities of any existing Subsidiary, notice thereof;

(xi)                                As soon as possible and in no event later than ten (10) Business Days after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any notice, summons, citations or other written communications (other than routine notices and communications) concerning any actual, alleged, suspected or threatened violation of any applicable Environmental Law, or any liability of the Borrower or any of its Subsidiaries for Environmental Damages but excluding any notice, summons, citation or communication concerning a violation that is not reasonably likely to exceed, individually or in the aggregate with any such other notices, summonses, citations or communications, $750,000;

(xii)                             Upon delivery of any notices by the Borrower to the holders of the Mezzanine Debt which are required pursuant to sections 4C or 4E of the Securities Purchase Agreement, copies of such notices; and

(xiii)                          Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of the Borrower or its Subsidiaries, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent may from time to time reasonably request.

(b)                                 Books and Records.  The Borrower and each of its Subsidiaries shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)                                  Inspections.  The Borrower and its Subsidiaries shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Borrower and its Subsidiaries, to conduct audits of any or all of the Collateral, to examine the books and records of the Borrower and its Subsidiaries and make copies thereof, and to discuss the affairs, finances and business of the Borrower and its Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request.  If an Event of Default has occurred and is continuing, then such inspections, audits and examinations shall be solely at the Borrower’s expense.  If no Event of Default has occurred and is continuing, the first such inspection, audit and examination by the Administrative Agent during any fiscal year shall be at the Borrower’s expense and all other inspections, audits and examinations shall be at the expense of the Person conducting such inspection, audit or examination.

(d)                                 Insurance.  The Borrower and its Subsidiaries shall:

(i)                                     Carry and maintain insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage, business interruption and worker’s compensation;

(ii)                                  Furnish to any Lender, upon written request, complete and accurate information as to the insurance carried;

(iii)                               Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is reasonably satisfactory to the Administrative Agent; and

(iv)                              Obtain and maintain endorsements reasonably acceptable to the Administrative Agent for such insurance naming the Administrative Agent as an additional insured and as lender’s loss payee or mortgagee, as applicable;

provided, however, that if the Borrower or any Subsidiary of the Borrower shall fail to maintain insurance in accordance with this Section 5.01(d), or if the Borrower or any Subsidiary of the Borrower shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e)                                  Governmental Charges and Other Indebtedness.  The Borrower and each of its Subsidiaries shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all indebtedness which, if unpaid, could become a Lien upon the Property of such Person and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, is reasonably likely to have a Material Adverse Effect, except such Indebtedness, taxes or Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of the Administrative Agent and no material Property of the Borrower or any Subsidiary of the Borrower is at impending risk of being seized, levied upon or forfeited.

(f)                                    Use of Proceeds.  The Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.01(g) and Section 2.02(g).  The Borrower shall not use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower, any Lender or the Administrative Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

(g)                                 General Business Operations.  The Borrower and each of its Subsidiaries shall (i) preserve, renew and maintain in full force its legal existence and good standing under the Governmental Rules of the jurisdiction of its organization and each other jurisdiction where the failure to so preserve, renew or maintain could reasonably be expected to result in a Material Adverse Effect, and all of its rights, licenses, leases, qualifications, privileges, franchises and other authority reasonably necessary to the conduct of its business (other than immaterial rights, licenses, leases, qualifications, privileges, franchises and other authority), (ii)  keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iii) maintain, preserve and protect all of its rights to enjoy and use its trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations except to the extent the failure to so maintain, preserve or protect could not reasonably be expected to result in a Material Adverse Effect.  The Borrower shall maintain its chief executive office and principal place of business in the United States and shall not relocate its chief executive office or principal place of business outside of the cities and states listed on Schedule 5.01(g) or change its jurisdiction of formation except upon not less than ninety (90) days prior written notice to the Administrative Agent.

(h)                                 Compliance with Requirement of Law and Contractual Obligations .  The Borrower and each of its Subsidiaries shall comply with all applicable Requirements of Law and Contractual Obligations noncompliance with which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)                                     Additional Collateral.  If at any time from and after the Closing Date, the Borrower or any Subsidiary of the Borrower acquires any fee or leasehold interest in real property having a fair market value in excess of $250,000, such Person shall deliver to the Administrative Agent, at its own expense, as soon as possible all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including any Phase I environmental reports, environmental reports previously obtained by the Borrower and all other environmental reports that may be reasonably requested by the Administrative Agent) to assist the Administrative Agent in obtaining deeds of trust or mortgages on such additional real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance satisfactory to the Administrative Agent, in an amount equal to the principal amount of the Total Commitment on the Closing Date, insuring the Administrative Agent’s Lien on such additional real property Collateral to be of first priority, subject only to such exceptions as the Administrative Agent shall approve in its discretion, with all costs thereof to be paid by such Person.

(j)                                     New Subsidiaries.  The Borrower shall, at its own expense, promptly, and in any event within twenty (20) days after the formation or acquisition of any new direct or indirect Subsidiary of the Borrower after the date hereof (i) notify the Administrative Agent of such event, (ii) amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (A) 100% of the Equity Securities of each Person which becomes a domestic Subsidiary or (B) 65% of the Voting Stock and 100% of the non-Voting Stock of each Person which becomes a foreign Subsidiary, and, in each case, execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby (iii) deliver to the Administrative Agent all stock certificates and other instruments added to the Collateral thereby free and clear of all Liens, accompanied by undated stock powers or other instruments of transfer executed in blank, (iv) cause each domestic Person that becomes a direct or indirect Subsidiary of the Borrower after the date hereof to guarantee the Obligations pursuant to documentation which is in form and substance satisfactory to the Administrative Agent, (v) cause each such Person that becomes a direct or indirect Domestic Subsidiary after the date hereof to execute a pledge and security agreement in form and substance satisfactory to the Administrative Agent, (vi) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each such Person that becomes a direct or indirect Subsidiary of the Borrower after the date hereof) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent and (vii) deliver an opinion of counsel in form and substance satisfactory to the Administrative Agent with respect to each such Person and the matters set forth in this section.

(k)                                  Appraisals.  During the existence of an Event of Default or upon the written request of any Lender acting pursuant to any Requirement of Law, each Borrower agrees that the Administrative Agent may, at the expense of such Borrower, commission an appraisal of any property (i) to which such Person holds legal title and (ii) which is encumbered by any Security Document.

(l)                                     Merger.  (i) On the Closing Date, the Borrower shall (A) have satisfied the Conditions to Merger, (B) consummate the Merger with Varsity, (C) shall deliver the Assumption Agreement to the Administrative Agent, and (D) ensure that each domestic Subsidiary of Varsity delivers a Guaranty and other Security Documents to the Administrative Agent in accordance with the terms hereof, in form and substance satisfactory to the Administrative Agent, and (ii) immediately after the Closing Date, the Borrower shall provide to the Administrative Agent, at the Borrower’s expense, such good standing certificates, filings and other documents as the Administrative Agent may request to reflect the satisfactory consummation of the Merger.

5.02.                        Negative Covenants.  Until the termination of the Revolving Loan Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will not, and will not permit any of its Subsidiaries to do any of the following, unless the Required Lenders shall have otherwise consented in writing:

(a)                                  Indebtedness and Guaranty Obligations.  Create, incur, assume or permit to exist any Indebtedness or Guaranty Obligations except for the following (“Permitted Indebtedness”):

(i)                                     Indebtedness or Guaranty Obligations of the Loan Parties under the Credit Documents;

(ii)                                  Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (inclusive of premiums and fees and expenses);

(iii)                               Guaranty Obligations of the Loan Parties in respect of Permitted Indebtedness of other Loan Parties;

(iv)                              Indebtedness of the Loan Parties to any other Loan Party;

(v)                                 The Mezzanine Debt and any extensions, renewals, refinancings and replacements thereof; provided that any such extension, renewal, refinancing or replacement (A) does not increase the outstanding principal amount thereof (inclusive of premiums and fees and expenses) (except as a result of any PIK Payments (as such term is defined in the Securities Purchase Agreement)) or result in an earlier maturity date or decreased weighted average life thereof, (B) contains subordination provisions at least as favorable to the Lenders as those in the Securities Purchase Agreement, (C) does not contain mandatory prepayment, redemption provisions or any sinking fund requirements which are more adverse to the Administrative Agent and the Lenders than those contained in the Securities Purchase Agreement and (D) does not provide for the Mezzanine Debt to be secured by any assets of the Borrower or its Subsidiaries;

(vi)                              Indebtedness (i) incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 180 days before or after the purchase or construction of the capital asset) or (ii) of a Subsidiary acquired after the date hereof, which Indebtedness existed at the time of such acquisition and was not incurred in contemplation of such acquisition and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (inclusive of premiums and fees and expenses); provided that the aggregate principal amount of such Indebtedness incurred after the Closing Date under clauses (i) and (ii) shall not exceed $3,000,000 outstanding at any time;

(vii)                           Indebtedness of the Loan Parties under Lender Rate Contracts entered into with respect to the Loans, provided that (A) all such Lender Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation and (B) the aggregate notional principal amount under all such Rate Contracts does not exceed the Effective Amount of the Loans at any time;

(viii)                        Other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(ix)                                Indebtedness evidenced by the Letters of Credit set forth on Schedule III.

(b)                                 Liens, Negative Pledges.  Create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character or suffer to exist any Negative Pledge with respect to any of its assets or property of any character, in either case whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)                                     Liens in favor of the Administrative Agent or any Lender under the Credit Documents;

(ii)                                  Liens listed in Schedule 5.02(b) and existing on the date of this Agreement;

(iii)                               Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of the Borrower or any Subsidiary of the Borrower is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iv)                              Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums which are not overdue more than 60 days or are being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(v)                                 Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(vi)                              Zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary of the Borrower;

(vii)                           Liens securing Indebtedness permitted by Section 5.02(a)(vi), provided that (A) such Liens exist at the time such property or assets or such Persons are so acquired and (B) in the case of Liens securing Indebtedness described in clause (ii) of Section 5.02(a)(vi), such Liens were not created in contemplation of such acquisitions; and

(viii)                        Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) and (vii) above, provided that any extension, renewal or replacement Lien (A) is limited to the Property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount than the Indebtedness secured by the existing Lien plus an amount equal to any premiums and fees and has material terms no less favorable to the Lenders.

(ix)                                Liens not otherwise permitted by this Section 5.02(b) securing Indebtedness permitted by Section 5.02(a)(viii) in an aggregate amount not in excess of $1,000,000 at any time outstanding.

(x)                                   Liens granted to secure Lender Rate Contracts.

(xi)                                Liens arising from the Cash Collateralization of the Letters of Credit described on Schedule III.

(c)                                  Asset Dispositions.  Directly or indirectly, sell, lease, convey, transfer or otherwise dispose of any property, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing, except for the following:

(i)                                     Sales by the Loan Parties of inventory to Persons (other than the Loan Parties) in the ordinary course of their businesses;

(ii)                                  Sales or other dispositions by the Loan Parties of surplus, damaged, worn or obsolete assets in the ordinary course of their businesses; and

(iii)                               Sales or other dispositions by the Loan Parties of Investments permitted by clause (ii) of Section 5.02(e) for not less than fair market value;

(iv)                              Sales or other dispositions of assets and Property by the Loan Parties to any other Loan Party; and

(v)                                 Sales or other dispositions of Property with a fair market value not exceeding $1,500,000 in any fiscal year, the proceeds of which are applied to the prepayment of the Loans to the extent required in Section 2.07(c).

(d)                                 Mergers, Acquisitions, Etc.  Consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except that (i) the Borrower may consummate the Merger with Varsity in accordance with the Merger Documents upon satisfaction of the Conditions to Merger, (ii) the Borrower and its Subsidiaries may merge with each other, provided that (A) no Default or Event of Default then exists or will result after giving effect to any such merger and (B) in any such merger involving the Borrower, the Borrower is the surviving Person and (iii) the Borrower may acquire any Person as a new Subsidiary or acquire all or substantially all the assets of any other Person provided that (A) no Default or Event of Default will result after giving effect to any such acquisition, (B) the Person to be so acquired is engaged in a business or activity reasonably related to the business of the Borrower and its Subsidiaries, (C) on a pro forma basis, if the Subsidiary so acquired had been a Subsidiary of the Borrower at the time the most recent Compliance Certificate was delivered to the Administrative Agent, the Borrower would have been in compliance with the financial covenants set forth in Section 5.03 hereof, (D) the Person to be so acquired has executed or timely executes a Guaranty and other Security Documents in favor of the Administrative Agent and the Lenders in accordance with the terms hereof, (E) (I) if such acquisition is to be consummated during the period beginning between March 1 and October 31 of any year, inclusive, Availability at such time shall exceed $5,000,000 and (II) if such acquisition is to be consummated at any other time, Availability shall exceed $15,000,000 and (F) the consideration for such acquisition does not, when added to the consideration for all other acquisitions subsequent to the Closing Date, exceed the sum of $10,000,000 plus the amount funded from the proceeds of cash equity received by the Borrower (such cash equity being received by the Borrower from the Parent from either equity contributions to the Parent or the proceeds of the issuance of Indebtedness by the Parent permitted by the Parent Guaranty).

(e)                                  Investments.  Make any Investment except for Investments in the following:

(i)                                     Investments by Borrower or its Subsidiaries in cash and Cash Equivalents;

(ii)                                  Investments listed in Schedule 5.02(e) existing on the date of this Agreement and replacements thereof that do not increase the outstanding amount thereof;

(iii)                               Deposit accounts which are subject to control agreements which have been executed by the applicable Loan Party, the Administrative Agent and the depositary bank at which such account is maintained;

(iv)                              Extensions of trade credit in the ordinary course of business;

(v)                                 Loans and advances to employees of the Parent or any Loan Party in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an amount not to exceed $1,000,000 in the aggregate;

(vi)                              Subject to Section 5.02(j), Investments by Loan Parties in other Loan Parties;

(vii)                           Guaranty Obligations permitted by Section 5.02(a) hereof;

(viii)                        Investments (including debt obligations and Equity Securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(ix)                                Investments consisting of non-cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 5.02(c) hereof;

(x)                                   Rate Contracts entered into in compliance with Section 5.01(m) hereof; and

(xi)                                In addition to Investments otherwise expressly permitted by this Section 5.02(e) (provided no Event of Default then exists or results therefrom), Investments by the Borrower and its domestic Subsidiaries in Joint Ventures and other Persons in an aggregate amount (valued at cost) not to exceed $3,000,000 since the date of this Agreement; provided, however, that an aggregate amount of no more than $2,000,000 may be invested in or advanced to foreign Investments, whether such Investments are foreign Joint Ventures or other foreign Investments; and provided, further, however, with respect to any Investments in foreign Subsidiaries or Joint Ventures, no less than 80% of such Investment shall be in the form of Indebtedness from the Borrower or its domestic Subsidiaries, which Indebtedness shall be due upon demand by the Borrower or its domestic Subsidiary, as applicable, and which Indebtedness shall be pledged as Collateral to the Administrative Agent and the Lenders.

(f)                                    Distributions  Make any Distributions or set apart any sum for any such purpose, except that, provided no Event of Default then exists or results therefrom:

(i)                                     Subsidiaries of the Borrower may make Distributions ratably with respect to their capital stock;

(ii)                                  the Borrower may make Distributions for the sole purpose of permitting the Parent to purchase common stock or common stock options of the Parent from present or former officers or employees of the Parent, the Borrower or any Subsidiary of the Borrower upon the death, disability or termination of employment of such officers or employees; provided, that the aggregate amount of such Distributions in any fiscal year, when added to the aggregate amount paid by the Borrower or any Subsidiaries of the Borrower to purchase such common stock or common stock options from such officers or employees, does not exceed $1,000,000 (provided, that any unused amount may be carried over for payment in the next succeeding fiscal year);

(iii)                               the Borrower may make Distributions to the Parent for the sole purpose of permitting the Parent to pay any taxes which are due and payable by Parent and the Borrower as part of a consolidated group; and

(iv)                              the Borrower may make Distributions to the Parent to pay corporate overhead expenses incurred in the ordinary course and as may be necessary to permit the Parent to pay its expenses and liabilities incurred in the ordinary course.

(g)                                 Change in Business.  Engage, either directly or indirectly through Affiliates, in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or a business reasonably related thereto or such other lines of business as may be consented to by the Required Lenders.

(h)                                 Payments of Indebtedness, Amendments to Documents.  (i) Prepay, redeem, purchase, defease or otherwise acquire or satisfy in any manner prior to the scheduled due date thereof the Mezzanine Debt or any other Indebtedness (other than (1) the Obligations and (2) if the Event of Default arising from a Change of Control has been waived in accordance with the terms of this Agreement, a redemption pursuant to Paragraph 4E of the Securities Purchase Agreement); (ii) make any interest or other payments with respect to the Mezzanine

Debt after the occurrence and during the continuance of an Event of Default (except as is expressly permitted by paragraph 10 of the Securities Purchase Agreement); (iii)  amend, modify or otherwise change the terms of any document, instrument or agreement evidencing the Mezzanine Debt in any manner which (A) increases the outstanding principal amount thereof (inclusive of premiums) other than as a result of PIK Payments (as such term is defined in the Securities Purchase Agreement) or results in an earlier maturity date or decreased weighted average life thereof, (B) results in the Mezzanine Debt being subject to subordination provisions less favorable to the Lenders than those in the Securities Purchase Agreement, (C) provides for mandatory prepayment, redemption provisions or any sinking fund requirements which are more adverse to the Administrative Agent and the Lenders than those contained in the Securities Purchase Agreement, (D) provides for the Mezzanine Debt to be secured by any assets of the Borrower or its Subsidiaries or (E) is materially adverse to the Administrative Agent or the Lenders (it being understood that amendments to the Securities Purchase Agreement that are made pursuant to the terms of Paragraph 5K thereof will not be deemed to be materially adverse to the Administrative Agent or the Lenders); (iv) amend, modify or otherwise change the terms of any document, instrument or agreement evidencing any Indebtedness (other than the Obligations) so as to accelerate any scheduled payment thereof; or (v) amend, modify or otherwise change the terms of the Merger Agreement or any other Merger Document in a manner which is materially adverse to the Administrative Agent or the Lenders without the prior consent of the Administrative Agent and the Lenders.

(i)                                     ERISA.

(i)                                     (A) Adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the IRC or section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan; (F) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(ii)                                  (A) Engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(j)                                     Transactions With Affiliates.  Enter into any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party) except:

(i)                                     upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons;

(ii)                                  any Distribution permitted by Section 5.02(f) hereof;

(iii)                               provided that no Event of Default shall have occurred and be continuing or shall occur as a result thereof, transactions permitted under and contemplated by the Management Agreement, the Management Stockholders Agreement and the Stockholders Agreement, on the terms and subject to the conditions set forth therein;

(iv)                              the payment of reasonable fees to directors of the Parent or the Borrower who are not employees of the Borrower or its Subsidiaries;

(v)                                 provided that no Event of Default shall have occurred and be continuing or shall occur as a result of such payment, management or employee retention payments under newly-created compensation plans created after the Closing Date in an aggregate amount which does not exceed $1,000,000 in any fiscal year or $4,000,000 in the aggregate; and

(vi)                              any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, special retention plans, stock options and stock ownership plans or similar employee benefit plans described on Schedule 5.02(j) or as otherwise approved by the board of directors of the Borrower.

(k)                                  Accounting Changes.  Change its fiscal year (currently January 1 through December 31).

(l)                                     Amendments of Material Documents.  Agree to amend, modify, supplement or replace any Material Document or any document executed and delivered in connection therewith, in any respect that would adversely affect any right or interest of the Lenders or any Loan Party’s ability to pay and perform the Obligations, it being understood that any amendment to the Management Agreement which increases the payments permitted thereunder to an amount in excess of the ratio that exists on the Closing Date of such payments to invested capital in cash shall be deemed to adversely affect a right or interest of the Lenders.

(m)                               Joint Ventures.  Enter into or maintain any interest in any Joint Venture; provided, however, that the Borrower may enter into and maintain an interest in a Joint Venture if (i) the aggregate Investment by the Borrower and its Subsidiaries in all Joint Ventures and in foreign Joint Ventures is permitted by Section 5.02(e)(xii), (ii) the business of the Joint Venture is a business in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or a business reasonably related thereto and (iii) such Joint Venture is a corporation, limited liability company or other limited liability entity.

(n)                                 Sales and Leaseback; Off-Balance Sheet Financing .  Engage in (i) any Sale and Leaseback transaction with respect to any of its assets or Property of any character, whether now owned or hereafter acquired, except to the extent that (A) such assets or Property were acquired within 180 days before or after the such Sale and Leaseback transaction was consummated and (B) such transaction is otherwise in compliance with Section 5.02(a)(vi) or (ii) any off-balance sheet transaction or other similar transaction.

(o)                                 Subsidiary Restrictions .  Enter into, or be otherwise subject to, any contract or agreement (including its certificate or articles of incorporation) which limits the amount of or otherwise imposes restrictions on (1) the payment of dividends or distributions by any Subsidiary to the Borrower or any other Subsidiary, (2) the payment by any Subsidiary of any Indebtedness owed to the Borrower or any other Subsidiary, (3) the making of loans or advances by any Subsidiary to the Borrower or any other Subsidiary, (4) the transfer by any Subsidiary of its property or assets to the Borrower or any other Subsidiary, (5) the merger or consolidation of any Subsidiary with or into the Borrower or any other Subsidiary, or (6) the guaranty by any Subsidiary of the Borrower’s Indebtedness hereunder; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or by the Securities Purchase Agreement (which (taken as a whole) could reasonably be expected not to have a Material Adverse Effect, (b) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (c) clause (4) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

5.03.                        Financial Covenants.  Until the termination of the Revolving Loan Commitments and the satisfaction in full by the Borrower of all Obligations, the Borrower will comply, and will cause compliance by its Subsidiaries, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)                                  Minimum EBITDA.  The Borrower shall not permit, as of the last day of any fiscal quarter, the EBITDA of the Borrower and its Subsidiaries on a consolidated basis, for the four fiscal quarter period ending on the last day of each fiscal quarter set forth below, to be less than the corresponding amount set forth below:

Period	Minimum EBITDA
3rd Fiscal Quarter, 2003	$18,700,000
4th Fiscal Quarter, 2003	$18,500,000
1st Fiscal Quarter, 2004	$18,400,000
2nd Fiscal Quarter, 2004	$19,000,000
3rd Fiscal Quarter, 2004	$20,000,000
4th Fiscal Quarter, 2004	$19,900,000
1st Fiscal Quarter, 2005	$19,500,000
2nd Fiscal Quarter, 2005	$21,500,000
3rd Fiscal Quarter, 2005	$22,000,000
4th Fiscal Quarter, 2005	$21,500,000
1st Fiscal Quarter, 2006	$21,250,000

Period	Minimum EBITDA
2nd Fiscal Quarter, 2006	$22,500,000
3rd Fiscal Quarter, 2006	$23,250,000
4th Fiscal Quarter, 2006	$23,150,000
1st Fiscal Quarter, 2007	$23,000,000
2nd Fiscal Quarter, 2007	$24,000,000
3rd Fiscal Quarter, 2007	$25,250,000
4th Fiscal Quarter, 2007	$25,000,000
1st Fiscal Quarter, 2008	$25,000,000
2nd Fiscal Quarter, 2008	$26,000,000
3rd Fiscal Quarter, 2008	$26,500,000
4th Fiscal Quarter, 2008	$26,000,000
1st Fiscal Quarter, 2009	$26,000,000
2nd Fiscal Quarter, 2009	$26,500,000
3rd Fiscal Quarter, 2009	$27,000,000

(b)                                 Leverage Ratio.  The Borrower shall not permit, as of the last day of any fiscal quarter, the Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis to be greater than the amount permitted at such time below:

Period	Leverage Ratio
3rd Fiscal Quarter, 2003	5.25 to 1.00
4th Fiscal Quarter, 2003	5.25 to 1.00
1st Fiscal Quarter, 2004	5.10 to 1.00
2nd Fiscal Quarter, 2004	5.00 to 1.00
3rd Fiscal Quarter, 2004	4.75 to 1.00
4th Fiscal Quarter, 2004	4.70 to 1.00
1st Fiscal Quarter, 2005	4.80 to 1.00
2nd Fiscal Quarter, 2005	4.25 to 1.00
3rd Fiscal Quarter, 2005	4.10 to 1.00
4th Fiscal Quarter, 2005	4.10 to 1.00
1st Fiscal Quarter, 2006	4.20 to 1.00
2nd Fiscal Quarter, 2006	3.85 to 1.00
3rd Fiscal Quarter, 2006	3.50 to 1.00
4th Fiscal Quarter, 2006	3.55 to 1.00
1st Fiscal Quarter, 2007	3.55 to 1.00
2nd Fiscal Quarter, 2007	3.35 to 1.00
3rd Fiscal Quarter, 2007	3.10 to 1.00
4th Fiscal Quarter, 2007	3.05 to 1.00
1st Fiscal Quarter, 2008	3.05 to 1.00
2nd Fiscal Quarter, 2008	3.00 to 1.00
3rd Fiscal Quarter, 2008	3.00 to 1.00
4th Fiscal Quarter, 2008	3.00 to 1.00
1st Fiscal Quarter, 2009	2.75 to 1.00
2nd Fiscal Quarter, 2009	2.75 to 1.00
3rd Fiscal Quarter, 2009	2.50 to 1.00

(c)                                  Fixed Charge Coverage Ratio.  The Borrower shall not permit the Fixed Charge Coverage Ratio as at the end of any fiscal quarter to be less than the following amounts for the respective periods set forth below:

Period	Fixed Charge Coverage Ratio
3rd Fiscal Quarter, 2003	No Requirement
4th Fiscal Quarter, 2003	1.20 to 1.00
1st Fiscal Quarter, 2004	1.20 to 1.00
2nd Fiscal Quarter, 2004	1.20 to 1.00
3rd Fiscal Quarter, 2004	1.25 to 1.00
4th Fiscal Quarter, 2004	1.25 to 1.00
1st Fiscal Quarter, 2005	1.25 to 1.00
2nd Fiscal Quarter, 2005	1.35 to 1.00
3rd Fiscal Quarter, 2005	1.35 to 1.00
4th Fiscal Quarter, 2005	1.35 to 1.00
1st Fiscal Quarter, 2006	1.35 to 1.00
2nd Fiscal Quarter, 2006	1.40 to 1.00
3rd Fiscal Quarter, 2006	1.45 to 1.00
4th Fiscal Quarter, 2006	1.45 to 1.00
1st Fiscal Quarter, 2007	1.45 to 1.00
2nd Fiscal Quarter, 2007	1.50 to 1.00
3rd Fiscal Quarter, 2007	1.55 to 1.00
4th Fiscal Quarter, 2007	1.55 to 1.00
1st Fiscal Quarter, 2008	1.60 to 1.00
2nd Fiscal Quarter, 2008	1.60 to 1.00
3rd Fiscal Quarter, 2008	1.65 to 1.00
4th Fiscal Quarter, 2008	1.65 to 1.00
1st Fiscal Quarter, 2009	1.70 to 1.00
2nd Fiscal Quarter, 2009	1.70 to 1.00
3rd Fiscal Quarter, 2009	1.70 to 1.00

(d)                                 Maximum Capital Expenditures.  The Borrower shall not permit the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries to exceed $2,500,000 during any fiscal year; provided, that up to 50% of the amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and provided, further, that any such amount carried over to the next succeeding fiscal year shall be deemed the first amount expended during such next succeeding fiscal year.

(e)                                  Seasonal Cleandown.  The Borrower shall ensure that during each Cleandown Period, the outstanding principal amount of Revolving Loans shall not exceed the applicable Cleandown Amount for a period of 45 consecutive days during such Cleandown Period.

ARTICLE VI. DEFAULT.

6.01.                        Events of Default.  The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                  Non-Payment.  Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation or, (ii) fail to pay within five (5) days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents; or

(b)                                 Specific Defaults.  The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(g)(i) (as to legal existence only), Section 5.02 (other than Section 5.02(i)) or Section 5.03; or

(c)                                  Other Defaults.  The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in any Guaranty or Security Document and such failure shall continue beyond any period of grace provided with respect thereto; or the Parent, the Borrower or any Subsidiary of the Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the earlier of (i) any Loan Party obtains knowledge of such failure and (ii) the Administrative Agent’s written notice to the Borrower of such failure; or

(d)                                 Representations and Warranties.  Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of the Parent, the Borrower or any Subsidiary of the Borrower to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e)                                  Cross-Default.  The Parent, the Borrower or any Subsidiary of the Borrower shall (i) fail to make any payment on account of any Indebtedness (including the Mezzanine Debt) of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any grace period provided with respect thereto, if the amount of such Indebtedness exceeds $1,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, such Indebtedness of the Parent, the Borrower or any Subsidiary of the Borrower (other than the Obligations) in an aggregate amount exceeding $1,000,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness (including the Mezzanine Debt) of such Person (other than the Obligations), or any other event shall occur or condition shall exist (including any “Change of Control” or “Control Event”, in each case, as defined in the Securities Purchase Agreement), in each case after the expiration of any relevant grace periods, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, such Indebtedness of the Parent, the Borrower or any Subsidiary of the Borrower (other than the Obligations) in an aggregate amount exceeding $1,000,000 to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)                                    Insolvency; Voluntary Proceedings.  The Parent, the Borrower or any Subsidiary of the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its Property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its Property by any official in an involuntary case or other proceeding commenced against it; or

(g)                                 Involuntary Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Parent, the Borrower or any Subsidiary of the Borrower or of all or a substantial part of the Property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Parent, the Borrower or any Subsidiary of the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; provided that the Borrower (for itself, each of its Subsidiaries and the Parent) hereby expressly authorizes the Administrative Agent and each of the Lenders to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Credit Documents; or

(h)                                 Judgments.  (i) One or more judgments, orders, decrees or arbitration awards shall be rendered against the Parent, the Borrower or any Subsidiary of the Borrower in connection with any single or related series of transactions, incidents or circumstances, provided that, in the case of any such judgment, order, decree or arbitration award in an aggregate amount of less than $1,000,000 (net of amounts covered by insurance), the same shall not constitute an Event of Default if such judgment, order, decree or arbitration award is satisfied, vacated or stayed pending appeal within thirty (30) days after the issuance thereof or (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the Property of the Parent, the Borrower or any Subsidiary of the Borrower and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(i)                                     Credit Documents.  Any Credit Document or any material term thereof shall cease to be, or be asserted by the Parent, the Borrower or any Subsidiary of the Borrower in writing not to be, a legal, valid and binding obligation of such Person enforceable in accordance with its terms; or

(j)                                     Security Documents.  Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Parent, the Borrower or any Subsidiary of the Borrower in writing not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby (except for immaterial items of Collateral); or

(k)                                  Pension Plans.  Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan except to the extent that such Reportable Event, termination or appointment could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; or

(l)                                     Change of Control.  Any Change of Control shall occur; or

(m)                               Involuntary Dissolution or Split Up.  Any order, judgment or decree is entered in any proceedings against any Loan Party decreeing the involuntary dissolution or a split-up of any Loan Party which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of one or more of its Subsidiaries whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of one or more of its Subsidiaries, which shall have contributed a substantial part of the consolidated net income of the Borrower and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(n)                                 Lender Rate Contracts.  The occurrence of any liquidation or termination event or event of default, beyond any applicable grace period, under any Lender Rate Contract which results in an obligation of one or more of the Borrower and any of its Subsidiaries to pay an aggregate amount in excess of $1,000,000; or

(o)                                 Failure to Merge.  The Merger shall not have occurred on the Closing Date.

6.02.                        Remedies.

(a)                                  At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower (i) terminate the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Revolving Lenders to make Loans; and/or (ii) declare all or a portion of the outstanding Obligations owed to the Revolving Lenders, the Term Loan A Lenders and/or the Term Loan B Lenders and payable by the Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  In addition, (I) if either (A) an Event of Default under Section 6.01(a) has occurred and is continuing or (B) the Administrative Agent has declared or concurrently is declaring all or a portion of the outstanding Obligations to be immediately due and payable pursuant to clause (ii) of the previous sentence, then the Administrative Agent may, or shall, upon instructions from the Required Lenders, by written notice to the Borrower, require that the Borrower Cash Collateralize the L/C Obligations in an amount equal to 107% of the then Effective Amount of the L/C Obligations and (II) at any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)) and prior to the Closing Date, the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, terminate the Term Loan A Commitments and/or the Term Loan B Commitments and the obligations of the Term Loan A Lenders and the Term Loan B Lenders to make Loans.

(b)                                 Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Revolving Loan Commitments, the Term Loan A Commitments, the Term Loan B Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the L/C Obligations in an amount equal to 107% of the then Effective Amount of the L/C Obligations shall automatically become effective and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

ARTICLE VII.                                           THE ADMINISTRATIVE AGENT AND RELATIONS AMONG THE LENDERS.

7.01.                        Appointment, Powers and Immunities.

(a)                                  Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Each Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender.  Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule.  Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by the Parent, the Borrower or any of its Subsidiaries contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by the Parent, the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder.  The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.  Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders.  If Administrative Agent seeks the consent or approval of any Lender to the taking or refraining from taking any action hereunder, then Administrative Agent shall send notice thereof to each Lender.

(b)                                 The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

7.02.                        Reliance by the Administrative Agent.  The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care.  As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders, and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders, and such instructions of the Required Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03.                        Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”.  If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.  Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders, in their sole discretion.

7.04.                        Indemnification.  Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05.                        Non-Reliance.  Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Parent, the  Borrower and its Subsidiaries and

its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by the Parent, the Borrower or any Subsidiary of the Borrower of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of the Parent, the Borrower or any Subsidiary of the Borrower; (b) have any duty or responsibility to provide any Lender with any credit or other information concerning the Parent, the Borrower or any Subsidiary of the Borrower which may come into the possession of the Administrative Agent, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by the Parent, the Borrower or any Subsidiary of the Borrower or any officer, employee or agent of the Parent, the Borrower or any Subsidiary of the Borrower in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by the Parent, the Borrower or any Subsidiary of the Borrower to perform its obligations under this Agreement or any other Credit Document.

7.06.                        Resignation or Removal of the Administrative Agent.  The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder.  After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.  Notwithstanding the foregoing, however, Wells Fargo may not be removed as Administrative Agent at the request of the Required Lenders unless Wells Fargo shall also simultaneously be replaced and fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Wells Fargo.

7.07.                        Authorization.  The Administrative Agent is hereby authorized by the Lenders (without the requirement of notice to or consent of any Lender except as expressly required by Section 8.04) to take any action reasonably requested by the Borrower, including the execution and delivery of  such documents, instruments and agreements as the Administrative Agent may deem necessary to release any Collateral which the Borrower is permitted to sell, lease or otherwise transfer pursuant to the terms of the Credit Documents.

7.08.                        The Administrative Agent in its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the Borrower, any of its Subsidiaries and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder.  With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender.

7.09.                        Release of Collateral.  At such time as (i) all of the Obligations, including all principal, interest and other amounts owing with respect to the Loans or the Notes, the Borrower’s obligations to reimburse the L/C Issuer for drawings under Letters of Credit and the other obligations under the Credit Documents (other than obligations under Sections 2.12(c), 2.13, 2.14 and 8.02 that are not then due and payable) shall have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have been discharged or cash collateralized to the reasonable satisfaction of the Administrative Agent and L/C Issuer in amount equal to 107% of the aggregate face amount thereof, and (ii) the counterparties and other beneficiaries under Lender Rate Contracts have evidenced their agreement to release of the Collateral in a writing or other manner reasonably acceptable to the Administrative Agent, the Administrative Agent shall be authorized to release the Collateral from the Liens created by the Security Documents; provided, however, that, (x) the Administrative Agent and the Lenders shall be entitled to the benefits of all the ongoing reimbursement obligations and indemnities set forth in the Credit Documents, including without limitation those set forth in Sections 2.12(c), 2.13, 2.14 and 8.02 of this Agreement, in each case subject to the limitations set forth therein, if any, and (y) to the extent that any payments or proceeds received pursuant hereto or otherwise in respect of the Obligations, or any part of such payments, shall be subsequently invalidated, declared to be fraudulent, a fraudulent conveyance, or preferential, set aside and/or required to be repaid to the Borrower, any Guarantor, a trustee, receiver, debtor in possession, or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then to the extent that such payment or proceeds received by any such Person is rescinded or must be otherwise restored by any such Person, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the obligations or part thereof which were intended to be satisfied, and all rights of such Person with respect to such obligations (including all liens and security interests and other similar interests arising pursuant to the Credit Documents), shall be revived and continue in full force and effect, as if such payment or proceeds had never been received by such Person, and this section or any release thereunder shall in no way impair the claims of any of such Persons with respect to such revived obligations. The Administrative Agent shall, if so requested by any Loan Party at or after such termination, upon agreement of such Loan Party or other Person to pay all cost and expenses relating thereto (including all legal fees and costs) acceptable to the Administrative Agent and without recourse, and without any representation or warranty of any kind, express or implied, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such termination and take such actions as may be necessary to redeliver or release all Collateral within its control.

ARTICLE VIII.               MISCELLANEOUS.

8.01.                        Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties).  All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person.

The Administrative Agent, the L/C Issuer and the Swing Line Lender:	For Notices of Borrowing, Notices of Conversion and Notices of Interest Period Selection:

Wells Fargo Bank, National Association
201 3rd Street, 8th Floor
San Francisco, CA 94103
Attention: Jeffrey Gee
Tel. No. (415) 477-5404
Fax No. (415) 512-9408

For all other notices, with a copy to:

Wells Fargo Bank, N.A.
333 S. Grand Avenue, Ninth Floor
Los Angeles, California 90071
Attention: Alex Kim
Tel. No. (213) 253-6884
Fax No. (213) 628-9694

The Borrower:	Varsity Brands, Inc.
6745 Lenox Center Court, Suite 300
Memphis, Tennessee 38115
Attention: John M. Nichols
Chief Financial Officer
Tel. No. (901) 387-4348
Fax No. (901) 387-4356

with copies to:	Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: Jonathan A. Seiffer
Tel. No.: (310) 954-0432
Fax No.: (310) 954-0404

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, NY 10022
Attention: Howard A. Sobel
Tel. No.: (212) 906-1322
Fax No.: (212) 751-4864

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 10:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day.  In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

8.02.                        Expenses.  The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all fees and expenses, including syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses incurred by the Administrative Agent in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving the Parent, the Borrower or any

Subsidiary of the Borrower).  The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03.                        Indemnification.  To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the Syndication Agent, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, agents, trustees, advisors and attorneys (collectively, “Indemnitees”) from and against any and all liabilities, losses, damages, claims or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby, including any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, (c) the Merger Agreement or any transaction contemplated thereby, (d) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby, or (e) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether such Indemnitee is a party thereto; provided, that this indemnity will not, as to any Indemnitee, apply to liabilities, losses, damages, claims or expenses that are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnitee.  No Indemnitee will be liable to the Borrower or any of its Subsidiaries or Affiliates or to their respective security holders or creditors for any special, indirect, consequential or punitive damages relating to this Agreement or any of the other Credit Documents or any of the other matters described in the preceding sentence or for any damages arising from the use by others of confidential information or other materials sent through electronic, telecommunications or other information transmittal systems.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall give the Borrower notice of the matter and an opportunity to defend it, at the Borrower’s sole cost and expense, with legal counsel satisfactory to the Administrative Agent or such Lender, as the case may be.  The Administrative Agent or such Lender may also require Borrower to defend the matter.  Notwithstanding the foregoing provisions, the Indemnitees will be entitled to employ counsel separate from counsel for the Borrower and for any other party in such action if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrower not advisable, all at the Borrower’s expense; provided that the Borrower shall not be obligated to pay for more than one primary counsel and one local counsel for the Administrative Agent and the Lenders collectively (separate from and in addition to the Borrower’s counsel) in connection with the same action.  The Borrower shall not consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding unless such judgment or settlement (A) does not impose any other obligations on the relevant Indemnified Persons, (B) does not include any admission of wrongdoing on the part of such Indemnified Persons and (C) includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Persons of an unconditional release from all liability in respect to such claim or litigation.  Any Indemnified Person shall have the right to propose settlement to the relevant claimant or plaintiff from time to time, and the Borrower shall not unreasonably deny giving its consent to such settlement.  In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness.  Any failure or delay of the Administrative Agent or any Lender to notify Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable.  Expenses of counsel to the Indemnitees shall be reimbursed on a current basis by the Borrower.  The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04.                        Waivers; Amendments.  Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a)                                  Any amendment, waiver or consent which would (i) increase the Total Revolving Loan Commitment, the Total Term Loan A Commitment or the Total Term Loan B Commitment, (ii) extend the Revolving Loan Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, (iii) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder or under any other Credit Document, (iv) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders hereunder or under any other Credit Document, (v) amend this Section 8.04 or Section 2.11, (vi) amend the definition of Required Lenders or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement or any other Credit Document or (vii) release any Guarantor must be in writing and signed or approved in writing by all of the Lenders.  In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender and provided no Event of Default has occurred and is then continuing, at the Borrower’s request, an Eligible Assignee (which can include an existing Lender) that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent to purchase from such Non-Consenting Lender, and such Non-Consenting Lender hereby agrees that it shall, upon the Administrative Agent’s request, sell and assign to such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (a), the Revolving Loan Commitments, the Loans, L/C Advances and participations in Swing Line Loans) for an amount equal to the principal balance of all Loans, L/C Advances and aggregate amounts funded under Section 2.04(c)(ii) in respect of Swing Line Loans, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale.  In such event, such Non-Consenting Lender agrees to execute an

Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price;

(b)                                 Any amendment, waiver or consent which increases or decreases the Proportionate Share of any Lender must be in writing and signed by such Lender;

(c)                                  Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

(d)                                 Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;

(e)                                  Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent;

(f)                                    Any amendment, waiver or consent which releases any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders, except that (i) any release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders; and

(g)                                 Any waiver of conditions precedent set forth in Section 3.01(e) or any Conditions to Merger which relate to the perfection of a security interest in Collateral can be waived by the Administrative Agent in its discretion, provided that such condition shall instead be satisfied after the Closing Date and within time periods established by the Administrative Agent in its discretion.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower.

8.05.                        Successors and Assigns.

(a)                                  Binding Effect.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that neither the Parent nor any Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender.  Any purported assignment or transfer in contravention of the foregoing shall be null and void.

(b)                                 Participations.  Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment, Term Loan A Commitment or Term Loan B Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans).  In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a) or Section 8.04(f) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder.  The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders entitled thereto as provided in Section 2.11(b).  The Borrower also agrees that any Lender which has transferred any participating interest in its Revolving Loan Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.12, 2.13 and 2.14, as if such Lender had not made such transfer.

(c)                                  Assignments.  Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit K (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i)                                     Each Assignee Lender shall provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;

(ii)                                  Without the written consent of the Administrative Agent and, if no Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof; and

(iii)                               Without the written consent of the Administrative Agent, no Lender may make any Assignment to any Assignee Lender if, after giving effect to such Assignment, the Revolving Loan Commitment (or after the termination of the Revolving Loan Commitments, the aggregate Effective Amount of Revolving Loans, Swing Line Loans and L/C Obligations) or Term Loan A Loans or Term Loan B Loans of such Lender of such Assignee would be less than Three Million Dollars ($3,000,000) unless such Revolving Loan Commitment or Loan is zero, except in the case of any Assignment to any Assignee Lender which is, immediately prior to such Assignment, an Affiliate of the Assignor Lender.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement.  Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, and Loans to $0 and the resulting adjustment of Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents.  On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note or Term Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note or Term Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender and each new Term Loan Note to be in the principal amount of the Term Loan then held by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan

Note or Term Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it and the new Term Loan Note to be in the original principal amount of the Term Loan retained by it).  Each such new Revolving Loan Note and Term Loan Note shall be dated the Closing Date or the applicable Assignment Effective Date, as determined by the Administrative Agent, and each such new Note shall otherwise be in the form of the Note replaced thereby.  The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”.  Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Loan Commitments, Term Loan A Commitments or Term Loan B Commitments, as applicable, and Loans pursuant to subsection (c) above, Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrower, terminate the Swing Line.  In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder, subject to the consent of both the Lender(s) chosen and Required Lenders; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or the termination of the Swing Line, as the case may be.  Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(d)                                 Register.  The Administrative Agent shall maintain at its address referred to in Section 8.01 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, or Loans of each Lender from time to time.  The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Registration.  Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower.  The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Revolving Loan Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, or Loans of all Lenders then parties hereto.  Notwithstanding anything contained herein to the contrary, in the case of any Assignment to any Assignee Lender which is, immediately prior to such Assignment, an Affiliate of the Assignor Lender, such assignment shall be effective between such Assignor Lender and Assignee Lender immediately without compliance with clause (a)(iii) or this clause (e), but shall not be effective among the Borrower, the Administrative Agent, and L/C Issuer, any Swing Line Lender or any other Lender, and the Borrower, the Administrative Agent, any L/C Issuer, any Swing Line Lender and any other Lender shall be entitled to deal solely with the Assignor Lender under any such Assignment, in each case, until such compliance shall have occurred.

(f)                                    Confidentiality.  Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Borrower and its Subsidiaries to each other or to any potential Participant or Assignee Lender.

(g)                                 Pledges to Federal Reserve Banks.  Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank.  No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.

(h)                                 Assignments by Wells Fargo.  Notwithstanding any provision in this Section 8.05 to the contrary, no Assignment by Wells Fargo shall be subject to the requirements set forth in clauses (i), (ii), (iii) and (iv) of the proviso of Section 8.05(c) until the syndication of the Revolving Loan Commitments, Term Loan A Commitments and Term Loan B Commitments and the Loans has been successfully completed, and no registration or processing fee shall be payable in connection with any such Assignment by Wells Fargo.

8.06.                        Setoff; Security Interest.

(a)                                  Setoff.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower.  The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)                                 Security Interest.  As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender.  Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07.                        No Third Party Rights.  Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder (and any Indemnitees), any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08.                        Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09.                        Jury Trial.  EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10.                        Confidentiality.  Neither any Lender nor the Administrative Agent shall disclose to any Person any information with respect to the Borrower and its Subsidiaries which is furnished pursuant to this Agreement or under the other Credit Documents, except that any Lender or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates and their respective directors, officers and employees; (b) to any other Lender or the Administrative Agent; (c) which is otherwise available to the public; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or the Administrative Agent; (e) if required in response to any summons or subpoena or other legal process; (f) in connection with any enforcement by the Lenders and the Administrative Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to such Lender or the Administrative Agent; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant, provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents; and provided, further, however, that the parties hereto (and each of their Affiliates and each respective employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the “structure” and “tax aspects” (in each case, within the meaning of Treasury Regulation Section 1.6011-4T) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Person relating to such structure and tax aspects, except that, with respect to any document or similar item that in either case contains information concerning such tax structure or tax aspects of the transactions contemplated hereby as well as other information, this proviso shall only apply to such portions of the document or similar item that relate to such  tax structure or tax aspects of the transactions contemplated hereby.

8.11.                        Counterparts.  This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.  Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

8.12.                        Consent to Jurisdiction.  The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the State of California and the courts of the United States of America located in the Northern District of California and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts.  Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.  Nothing in this Section 8.12 shall affect the right of the Administrative Agent or any Lender to commence legal proceedings or otherwise sue the Borrower in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.  The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitute adequate service of process in any such suit.  The Borrower irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of California to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of the Borrower or to post a bond or to take similar action.

8.13.                        Arbitration.

(a)                                  Arbitration.  The parties hereto agree, upon demand by the Administrative Agent, the Required Lenders or the Borrower, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Credit Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

(b)                                 Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                                  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this subsection.

(d)                                 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                                    Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)                                 Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                                 Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control.  The arbitration provisions set forth in this Section 8.13 shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

VB MERGER CORPORATION, a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT, L/C ISSUER AND SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SYNDICATION AGENT:

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:
Name:
Title:

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

BANK OF IRELAND

By:
Name:
Title:

CIT LENDING SERVICES CORPORATION

By:
Name:
Title: